UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2024

Singular Genomics Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40443	81-2948451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3010 Science Park Road

San Diego, California 92121

(858) 333-7830

(Registrant’s address of principal executive offices

and telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	OMIC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2024, Singular Genomics Systems, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Singular Genomics Parent, LLC, a Delaware limited liability company (“Parent”), and Saturn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, subject to the terms and conditions set forth in the Merger Agreement, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are newly formed entities formed by Deerfield Private Design Fund IV, L.P. (“Deerfield”), a Delaware limited partnership, an investment fund managed by Deerfield Management Company, L.P. and a shareholder of the Company. The Merger Agreement and the transactions contemplated thereby, including the Merger, were approved by the Company’s Board of Directors (the “Board”), following the unanimous recommendation of a special committee of the Board, composed entirely of independent and disinterested members of the Board. Capitalized terms not otherwise defined herein have the meaning set forth in the Merger Agreement.

Under the terms of the Merger Agreement and subject to the conditions set forth therein, at the Effective Time of the Merger, each share of common stock, par value $0.0001 per share, of the Company (“Company Common Shares”), and together with the Company’s Series A Common Stock Equivalent Convertible Preferred Stock, par value $0.0001 per share, all of which are held by Deerfield (the “Company Preferred Shares” and together with the Company Common Shares, the “Company Shares”) issued and outstanding as of immediately prior to the Effective Time, other than the Excluded Shares (as defined below) will be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to $20.00, net of applicable withholding taxes and without interest thereon (the “Merger Consideration”). Notwithstanding the foregoing, the following Company Shares will not be cancelled or automatically converted into the right to receive the Merger Consideration: (i) Company Common Shares held by stockholders who have validly exercised their appraisal rights under the General Corporation Law of the State of Delaware; (ii) Company Shares held by Deerfield and any additional stockholders that enter into a contribution and exchange agreement (“Rollover Agreement”) to have their Company Shares converted into shares of Parent; (iii) Company Shares held in the treasury of the Company; and (iv) shares owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub) (collectively, the “Excluded Shares”). Prior to the closing of the Merger, Parent will enter into a Rollover Agreement with Deerfield. The Merger Agreement also permits Parent to enter into Rollover Agreements with additional Company stockholders and holders of Company RSUs or Company Options prior to the closing of the Merger.

Company stock options that are vested immediately prior to the Effective Time or become vested as of the Effective Time in connection with the Merger (each a “Vested Option”) will be cancelled at the Effective Time and converted into the right to receive an amount in cash determined by multiplying (i) the excess, if any, of the Common Merger Consideration over the applicable exercise price of such Vested Option by (ii) the number of Company Shares subject to such Vested Option (less all applicable deductions and withholdings). Company stock options that are not Vested Options will be cancelled and forfeited without consideration. Company restricted stock units that are (i) unvested and outstanding immediately prior to the Effective Time (each an “Unvested Company RSU”) or vested but unsettled immediately prior to the Effective Time (each a “Vested Company RSU”) and (ii) are held by certain Singular employees identified by Parent at least five days prior to the Effective Time (each, a “Designated Continuing Employee”) will be converted into a restricted stock unit (an “Assumed RSU”) and settled in Class B Units of Parent (“Parent Class B Units”), on the same terms and conditions (except with respect to the employment terms applicable to the holders of Designated Continuing Employee Vested RSUs with the Surviving Corporation), including applicable vesting requirements, as applied to each such Designated Continuing Employee Vested RSU immediately prior to the Effective Time, except that the number of Parent Class B Units underlying such Assumed RSU will equal 20. Vested Company RSUs held by persons who are not Designated Continuing Employees (each, an “Other Vested RSU”) will be cancelled at the Effective Time and converted into the right to receive an amount in cash equal to (i) the Common Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Other Vested RSU (less all applicable deductions and withholdings). Unvested Company RSUs that are held by persons who are not Designated Continuing Employees (each, an “Other Unvested RSU”) will be cancelled and forfeited without consideration. Notwithstanding the foregoing, to the extent any Company employee who participates in the Company’s Executive Severance Plan is not a Designated Continuing Employee, the equity awards held by such individual as of the Effective Time will, subject to the terms of the Executive Severance Plan and any supplementary agreements between such individual and the Company, be treated in manner set forth in the Executive Severance Plan and any supplementary agreements between such individual and the Company.

Parent has secured committed debt financing from Deerfield, which is subject to customary terms and conditions, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate merger consideration and all related fees and expenses.

The consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including, without limitation, the affirmative vote of the holders of a majority of the voting power of the outstanding Company Common Shares entitled to vote on the adoption of the Merger Agreement and the absence of governmental orders that has the effect of preventing, enjoining,

2

prohibiting or making illegal the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions for Superior Proposals.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $1,520,246 if the Merger Agreement is terminated by the Company. Such circumstances include where the Merger Agreement is terminated (i) in connection with the Company entering into an agreement for a Superior Proposal, or (ii) due to the Company Board’s change or withdrawal of its recommendation in favor of the Merger. Additionally, the Company is obligated to pay the termination fee if (i)(A) either party terminates the Merger Agreement because the Merger has not been consummated by the Outside Date (as defined below), or (B) Parent terminates due to an inaccuracy in the Company’s representations or warranties, or a breach by the Company of its covenants, in either case such that, if continuing to occur at the Effective Time, the related closing conditions would not be met, (ii) an Acquisition Proposal by a Third Party to acquire at least 50% of the Company’s stock or assets has been publicly announced and that is not withdrawn prior to such termination, (iii) either party terminates because the Requisite Company Vote shall not have been obtained at the Stockholders Meeting, or (iv) the Company enters into a definitive agreement for, or consummates, an Acquisition Proposal by a Third Party to acquire at least 50% of the Company’s stock or assets within one year of termination. The Merger Agreement requires the Company to convene a special meeting of stockholders for purposes of obtaining approval of the adoption of the Merger Agreement and to prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement with respect to such meeting.

The aggregate monetary liability of the Parent (including damages for Willful and Material Breach or fraud relating to the Merger Agreement shall be no more than $2,533,744 (the “Damages Cap”). The Merger Agreement also provides that the parties are entitled to specific performance, subject to the terms and conditions of the Merger Agreement.

In addition to the foregoing termination rights, and subject to certain limitations, each of the Company and Parent may terminate the Merger Agreement if the Merger is not consummated on or before April 22, 2025 (the “Outside Date”). The right to terminate the Merger Agreement at the Outside Date will not be available to any party whose failure to fulfill any obligation or perform any covenant under the Merger Agreement has been the substantial or primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.

The Support Agreements

In addition, on December 22, 2024, concurrently with the execution and delivery of the Merger Agreement, the Company and each of Andrew Spaventa, Eli Glezer, Dalen Meeter, Mike Pellini, and David Barker, who beneficially own approximately 8.4%, 6.7%, 0.8%, 0.7%, and 1.6%, respectively, of the voting power of the Company’s outstanding capital stock, (collectively, the “Support Stockholders”), entered into Voting and Support Agreements (each, a “Support Agreement”) with respect to the Company Common Shares such Support Stockholder owns (the “Owned Shares”). Under each Support Agreement, the Support Stockholders agreed, among other things and on the terms set forth therein, to vote their respective Owned Shares in favor of the approval of the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger, subject to and in accordance with the terms and conditions of the applicable Support Agreement.

The Support Agreements will automatically terminate upon (i) the Effective Time, (ii) the valid termination of the Merger Agreement or (iii) the mutual written agreement of the Company and such Support Stockholder.

Limited Guarantee

In connection with the execution of the Merger Agreement, Parent and Merger Sub delivered on December 22, 2024 to the Company a limited guarantee (the “Limited Guarantee”), pursuant to which Deerfield has agreed to guarantee the obligation to pay any monetary damages, enforcement costs, and expense reimbursement obligations payable by Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to the Damages Cap and subject to the other terms and conditions of the Merger Agreement and the Limited Guarantee.

The Merger Agreement, the Support Agreement and the Limited Guarantee have been included as exhibits hereto to provide investors with information regarding their terms. They are not intended to provide any other factual information about the Company, Parent or the stockholders party to the Support Agreements. The representations, warranties and covenants contained in the Merger Agreement, Support Agreement and Limited Guarantee have been made solely for purposes of the Merger Agreement, Support

3

Agreement and the Limited Guarantee as of specific dates therein, were solely for the benefit of the parties to the Merger Agreement, the Support Agreement and the Limited Guarantee, may be subject to limitations agreed upon by the contracting parties, including being qualified by information included in the filings with the SEC and confidential disclosures made for purposes of allocating contractual risk between the parties to the Merger Agreement, the Support Agreement and the Limited Guarantee instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws. Investors are not third-party beneficiaries under the Merger Agreement, the Support Agreement or the Limited Guarantee and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information regarding the subject matter of representations and warranties may change after the date of the Merger Agreement, the Support Agreement and the Limited Guarantee, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing descriptions of the Merger Agreement, the Support Agreement and the Limited Guarantee and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement, the Support Agreement and the Limited Guarantee. Copies of the Merger Agreement, the Support Agreement and the Limited Guarantee are attached hereto as Exhibit 2.1, 10.1 and 10.2, respectively, and the terms of which are incorporated herein by reference.

Item 8.01	Other Events.

On December 23, 2024, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of December 22, 2024, by and among Singular Genomics Systems, Inc., Singular Genomics Parent, LLC and Saturn Merger Sub, Inc.

10.1	Form of Voting and Support Agreement.

10.2	Limited Guarantee, dated as of December 22, 2024, by and between Deerfield Private Design Fund IV, L.P., and Singular Genomics Systems, Inc.

99.1	Press Release, dated December 23, 2024, issued by the Company.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Additional Information and Where to Find It

In connection with the Merger, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each stockholder entitled to vote at the special meeting relating to the Merger. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the Merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or the Company’s website (https://investors.singulargenomics.com) or by writing to the Company’s Secretary at 3010 Science Park Road, San Diego, California, 92121.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information about the Company’s directors and executive officers and their

4

ownership of the Company’s Common Stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 18, 2024. Information regarding the identity of the potential participants, and their direct or indirect interests in the Merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the Merger.

Cautionary Statement Regarding Forward-Looking Statements

All of the statements in this Current Report on Form 8-K, other than statements or characterizations of historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning the Company’s intent to consummate the Merger. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the Merger may not be consummated in a timely manner, if at all; (ii) the risk that the Merger may not be consummated as a result of Parent’s failure to comply with its covenants and that the Company is not entitled to a termination fee; (iii) the risk that the definitive Merger Agreement may be terminated in circumstances that require the Company to pay a termination fee; (iv) risks related to the diversion of management’s attention from the Company’s ongoing business operations; (v) risks regarding the failure of Parent to obtain the necessary debt financing to complete the Merger; (vi) the effect of the announcement of the Merger on the Company’s business relationships (including, without limitation, customers and suppliers), operating results and business generally; and (vii) risks related to obtaining any requisite consents to the Merger. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the Company’s SEC reports, including but not limited to the risks described in the Company’s most recent Annual Report on Form 10-K. The Company assumes no obligation and does not intend to update these forward-looking statements.

5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Singular Genomics Systems, Inc.

Dated: December 23, 2024	By:	/s/ Eric Stier
Eric Stier Senior Vice President, General Counsel & Secretary

6

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

SINGULAR GENOMICS PARENT, LLC,

SATURN MERGER SUB, INC.

and

SINGULAR GENOMICS SYSTEMS, INC.

Dated as of December 22, 2024

TABLE OF CONTENTS

Article 1 Definitions		3

1.1	Definitions	3

Article 2 The Merger		15

2.1	The Merger	15
2.2	Effective Time; Closing	15
2.3	Effect of the Merger	16
2.4	Certificate of Incorporation; Bylaws	16
2.5	Directors and Officers	16
2.6	Conversion of Securities	16
2.7	Company Stock Options; Company RSUs; Company ESPP	17
2.8	Dissenting Shares	19
2.9	Surrender of Company Shares; Stock Transfer Books	20
2.10	Withholding Rights	22
2.11	Additional Actions	23

Article 3 Representations and Warranties of the Company		23

3.1	Organization and Qualification; Company Subsidiaries	23
3.2	Certificate of Incorporation and Bylaws	24
3.3	Capitalization	24
3.4	Authority Relative to this Agreement	26
3.5	No Conflict; Required Filings and Consents	27
3.6	Permits; Compliance	28
3.7	SEC Filings; Financial Statements	28
3.8	Absence of Certain Changes or Events	31
3.9	Absence of Litigation	31
3.10	Employee Benefit Plans	32
3.11	Labor and Employment Matters	34
3.12	Property and Leases	36
3.13	Intellectual Property	37
3.14	Taxes	40
3.15	Environmental Matters	42
3.16	Material Contracts	42
3.17	Insurance	44
3.18	Certain Business Practices	44
3.19	Data Protection	45
3.20	Compliance with Health Care Laws	45
3.21	Top Customers and Suppliers	46
3.22	Export Control and Economic Sanctions Laws	47
3.23	Related Party Transactions	47
3.24	Takeover Laws	47
3.25	Brokers and Expenses	48
3.26	Opinion of Financial Advisor	48

i

Article 4 Representations and Warranties of Parent and Merger Sub		48

4.1	Corporate Organization	48
4.2	Authority Relative to this Agreement	48
4.3	No Conflict; Required Filings and Consents	49
4.4	Financing	49
4.5	Absence of Litigation	50
4.6	Merger Sub	50
4.7	Ownership of Company Shares	51
4.8	Guaranty	51
4.9	Brokers and Expenses	51
4.10	Certain Arrangements	51
4.11	Solvency	51

Article 5 Conduct of Business Pending The Merger		52

5.1	Conduct of the Business Pending the Merger	52
5.2	No Control of the Company’s Business	55

Article 6 Additional Agreements		55

6.1	Access to Information; Confidentiality	55
6.2	Solicitation of Transactions; Proxy Statement & Stockholders Meeting	56
6.3	Employee Benefits Matters	63
6.4	Directors’ and Officers’ Indemnification and Insurance	63
6.5	Anti-Takeover Statutes	65
6.6	Notification of Certain Matters	65
6.7	Litigation	66
6.8	Consents and Approvals	66
6.9	Minimum Cash Balance	66
6.10	Rule 16b-3	66
6.11	Delisting	66
6.12	Further Assurances	67
6.13	Public Announcements	67
6.14	Fees and Expenses	67
6.15	Obligations of Merger Sub	67
6.16	Transfer Taxes	67
6.17	Lease Agreements	67
6.18	Section 280G	68

Article 7 Conditions Precedent		68

7.1	Conditions to Each Party’s Obligation to Effect the Merger	68
7.2	Conditions to the Obligation of Parent and Merger Sub to Effect the Merger	68
7.3	Conditions to the Obligation of the Company the Merger	70

Article 8 Termination		70

8.1	Termination	70
8.2	Effect of Termination	72
8.3	Termination Fees	73

Article 9 General Provisions		74

9.1	No Survival of Representations and Warranties	74
9.2	Notices	75
9.3	Severability	76
9.4	Entire Agreement; Assignment; No Other Representations or Warranties	76
9.5	Parties in Interest	77
9.6	Specific Performance	77
9.7	Governing Law	78
9.8	Waiver of Jury Trial	79
9.9	General Interpretation	79
9.10	Amendment	80
9.11	Waiver	81
9.12	Counterparts	81
9.13	No Recourse to Non-Parties	81

Index of Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation

Exhibit B	Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2024 (this “Agreement”), among Singular Genomics Parent, LLC, a Delaware limited liability company (“Parent”), Saturn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Singular Genomics Systems, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and Company are each referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS the Board of Directors of the Company (the “Company Board”) established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement and the transactions contemplated by this Agreement and the agreements, certificates and instruments executed and delivered in connection herewith (the “Transactions”) and make a recommendation to the Company Board as to whether the Company should enter into this Agreement;

WHEREAS the Special Committee has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”), and the holders of the Company’s preferred stock, par value $0.0001 per share (“Company Preferred Stock”), (shares of Company Common Stock and Company Preferred Stock (including the Company Series A Preferred Stock (as defined below)) being hereinafter collectively referred to as “Company Shares”) (other than the “Excluded Stockholders,” comprised of Parent, Merger Sub and its Affiliates (as defined below) and the Rollover Stockholders (as defined below)) (such holders other than the Excluded Stockholders, the “Unaffiliated Stockholders”), (b) determined that it is advisable and in the best interests of the Company and the Unaffiliated Stockholders to enter into, approve, adopt and declare advisable, this Agreement, and (c) recommended that the Company Board (i) determine that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) determine that it is in the best interests of the Company and the Unaffiliated Stockholders to enter into, and approve, adopt and declare advisable, this Agreement, (iii) approve the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained in this Agreement, (iv) direct that the adoption of this Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company, and (v) recommend that the stockholders of the Company vote to adopt this Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Special Committee Recommendation”);

WHEREAS, the Company Board, after taking into account, among other things, the Special Committee Recommendation, has: (a) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders; (b) determined that it is advisable and in the best interests of the Company to enter into, and approved, adopted and declared advisable, this Agreement; (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements herein and the consummation of Transactions, including the Merger, upon the terms and subject to the conditions contained herein; (d) directed that the adoption of this Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company, and (e) resolved to recommend that the stockholders of the Company vote, to adopt this Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has unanimously adopted and declared advisable this Agreement and the Transactions (including the Merger) and the performance by Parent of its obligations contained herein;

WHEREAS, the board of directors of Merger Sub has unanimously: (i) determined that this Agreement and the Transactions (including the Merger) are advisable, fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub; (ii) approved this Agreement and the Transactions (including the Merger) and the performance by Merger Sub of its obligations contained herein; and (iii) subject to the terms hereof, resolved and agreed to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Transactions, including the Merger;

WHEREAS, following the execution of this Agreement, holders of Company Shares, Company RSUs or Company Stock Options may enter into one or more rollover agreements (the “Rollover Agreements” and such holders, the “Rollover Stockholders”) pursuant to which the Rollover Stockholders will, among other things, agree to, directly or indirectly, exchange their respective Rollover Shares, applicable Company RSUs or applicable Company Stock Options for equity interests in Parent in a transaction intended to be governed by Section 721(a) of the Code, in each case on the terms and subject to the conditions of the applicable Rollover Agreements;

WHEREAS, as a condition and inducement to the Company’s and Parent’s willingness to enter into this Agreement, the Specified Stockholders (as defined below) and the Company have entered into a voting and support agreement (the “Support Agreement”) in connection with the Transactions; and

WHEREAS, as promptly as practicable following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute a written consent adopting and approving this Agreement and the Transactions, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement:

“10010 Lease Agreement” means that certain Standard Industrial/Commercial Single-Tenant Lease-Net, dated April 14, 2021, by and between the Company and GTF Properties, LP (“10010 Lease Landlord”).

“3010 Lease Agreement” means that certain Lease Agreement, dated June 26, 2020, by and between the Company and ARE-SD Region No. 27, LLC (“3010 Lease Landlord”), as amended by that certain First Amendment to Lease Agreement, dated January 19, 2022, by and between ARD No. 27 Landlord and the Company, that certain Second Amendment to Lease Agreement, dated July 19, 2023, by and between ARD No. 27 Landlord and the Company and that certain Third Amendment to Lease Agreement, dated August 2, 2024 and effective as of February 28, 2025, by and between ARD No. 27 Landlord and the Company.

“3033 Lease Agreement” means that certain Lease Agreement, dated November 15, 2019, by and between the Company and ARE-SD Region No. 35, LLC (“3033 Lease Landlord”), as amended by that certain First Amendment, dated as of February 24, 2020, by and between ARD No. 35 Landlord and the Company, that certain Second Amendment, dated as of May 7, 2020, by and between ARD No. 35 Landlord and the Company, that certain Third Amendment, dated as of June 19, 2020, by and between ARD No. 35 Landlord and the Company, that certain Fourth Amendment, dated as of April 20, 2021, by and between ARD No. 35 Landlord and the Company, that certain Fifth Amendment, dated as of January 19, 2022, by and between ARD No. 35 Landlord and the Company, that certain Sixth Amendment, dated as of July 19, 2023, by and between ARD No. 35 Landlord and the Company, and that certain Seventh Amendment, dated as of August 2, 2024, by and between ARD No. 35 Landlord and the Company.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any Person making an Acquisition Proposal, the terms of which are not materially less favorable to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to the Company of Acquisition Proposals and such confidentiality agreement shall permit the Company to comply with its obligations under this Agreement, including Section 6.2 hereof).

“Acquisition Proposal” means any bona fide proposal, offer or indication of interest from a Third Party (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute twenty percent (20%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) Beneficial Ownership of equity securities representing twenty percent (20%) or more of the total outstanding voting power of the Company; (ii) any purchase or sale of, or tender offer or exchange offer for, or any other similar transaction or series of transactions involving equity securities of the Company or any Company Subsidiary that, if consummated, would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) directly or indirectly Beneficially Owning, or acquiring the right to indirectly or directly Beneficially Own, twenty percent (20%) or more of the total voting power of the Company or any Company Subsidiary; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company or any Company Subsidiary, as a result of which the owners of the equity securities of the Company immediately prior to such event Beneficially Own (x) equity securities representing less than eighty percent (80%) of the total voting power of the surviving entity immediately following such event or (y) assets or businesses that constitute less than eighty percent (80%) of the consolidated assets, net revenues or net income of the Company and the Company Subsidiaries; (iv) any liquidation or dissolution of the Company, in each case other than the Transactions and transactions otherwise permitted by the terms of Section 5.1 or (e) any combination of the foregoing.

“Action” means any litigation, suit, action, hearing, proceeding, claim, charge, complaint, arbitration, mediation or similar action by or before a Governmental Authority, arbitrator or mediator of competent jurisdiction.

“Affiliate” of any Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Beneficial Owner” (including the terms “Beneficial Ownership”, “Beneficially Own”, “Beneficially Owning” and “Beneficially Owned”) means, with respect to any security, any Person that (i) is a direct or indirect “beneficial owner” thereof within the meaning of Rule 13d 3 and Rule 13d 5 promulgated under the Exchange Act or (ii) is a direct or indirect “beneficial owner” thereof within the meaning of Rule 16a-1(a)(2) under the Exchange Act (but regardless of whether such security is registered under the Exchange Act or otherwise subject to the provisions of the Exchange Act, including Section 16 thereof).

“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or San Diego, California are authorized or required by law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, dated May 19, 2021.

“Certificate of Designation” means that certain Certificate of Designation of Preferences, Rights and Limitations of the Company Series A Preferred Stock, dated January 25, 2022, as may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated June 1, 2021, as amended by the Certificate of Designation, dated January 25, 2022 and that certain Certificate of Amendment, dated June 25, 2024.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.

“Company Intellectual Property” means any and all Intellectual Property owned by (solely or jointly) or licensed to the Company or any Company Subsidiary, or that the Company or any Company Subsidiary otherwise has the right to use (or that the Company or any Company Subsidiary purports to own or have a license with respect to or otherwise have a right to use).

“Company Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change, effect (each an “Effect”), individually or when taken together with all other Effects, (a) that is materially adverse to, or has had or would reasonably be expected to have a material adverse effect on, the business, financial condition, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent or materially delay consummation of the Transactions or otherwise prevent the Company from performing any of its material obligations under this Agreement; provided, that solely with respect to prong (a), no Effects arising out of, relating to, or resulting from the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect (subject to the limitations set forth in this definition): (i) changes generally affecting the industry in which the Company operates; (ii) changes in the general economic, business, regulatory, legislative or political conditions within the U.S. or globally; (iii) general changes in the securities, credit, financial or other capital markets of the U.S. or globally (including changes generally in prevailing interest rates, currency exchange rates and credit markets ); (iv) the availability or cost of equity, debt or other financing to Parent or Merger Sub, (v) earthquakes, fires, floods, hurricanes, tornadoes natural disasters, or similar catastrophes, acts of God or other comparable events, pandemics or epidemics, including COVID-19, or acts of terrorism, cyberterrorism, war, civil unrest, civil disobedience, sabotage, cybercrime, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof (including in each case any actions by a Governmental Authority in response thereto); (vi) any change in GAAP or any change in Laws (or interpretation or enforcement thereof); (vii) any Effect on the relationships (contractual or otherwise) with customers, suppliers, vendors, licensors, business partners, employees or contractors of the Company and the Company Subsidiaries (including the loss of such relationships), as a result of the execution, delivery or performance of this Agreement or the announcement or pendency or consummation of the Transactions; (viii) any decline in the market price or trading volume of the capital stock of Company or any failure to meet internal or published projections, budget, forecasts or revenue or earnings estimates or predictions or other operating metrics for any period or any change in the credit rating of the Company or any of its securities; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect to the extent not otherwise excluded by the definition thereof; (ix) any actions taken which Parent or Merger Sub has expressly approved, consented to or requested in writing or that is expressly required by this Agreement, or the failure to take any action that Parent or Merger Sub has expressly approved, consented to or requested in writing that the Company not take or that is expressly prohibited by this Agreement; (x) any stockholder class action litigation, derivative or similar litigation solely relating to this Agreement and the Transactions, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure or any demand, action, claim or proceeding for appraisal of any Company Shares solely in connection with this Agreement and the Transactions; and (xi) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates; provided, that an Effect described in any of clauses (i)-(iii), and (vi) may be taken into account to the extent the Company and the Company Subsidiaries are disproportionately affected thereby relative to companies in substantially similar industries to those in which the Company and the Company Subsidiaries operate.

“Company RSU” means an award under any of the Company Stock Plans or in any other manner that provides for payment at a future date of one or more shares of Company Common Stock or value derived therefrom, other than a Company Stock Option.

“Company Series A Preferred Stock” means the Company’s Series A Common Stock Equivalent Convertible Preferred Stock, par value $0.0001 per share.

“Company Software” means Software in the Owned Company Intellectual Property.

“Company Stock Option” means any option to purchase one or more shares of the Company’s Common Stock granted under any of the Company Stock Plans or in any other manner.

“Company Stock Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted Company Stock Options or Company RSUs (including the 2016 Stock Plan and the 2021 Equity Incentive Plan).

“Company Termination Fee” shall mean an amount equal to $1,520,246.

“Continuing Employees” mean all employees of the Company or any Company Subsidiary who (i) at the Effective Time, continue their employment with the Company or any Company Subsidiary, or (ii) remain or become, at the Effective Time, employees of the Company, any Company Subsidiary or Parent.

“Contract” means any legally binding contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, concession, franchise, option, insurance policy, benefit plan or guaranty and any similar legally binding undertaking, commitment or pledge.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” means any and all U.S. and foreign copyrights with respect to Works of Authorship and all registrations, applications, and renewals of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreement” means that certain Credit Agreement, to be entered into by and between the Sponsor, Parent and Merger Sub, in substantially the form attached as Exhibit A to the Debt Commitment Letter, as amended from time to time.

“Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, including the exposure of any individual to Hazardous Substances, (ii) the manufacture, handling, transport, transfer, use, recycling, treatment, storage, investigation, removal, remediation, exposure of others to, distribution or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution, regulation or protection of the indoor or outdoor environment or natural resources or human health and safety as it relates to environmental protection, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and their state and local counterparts; or (iv) any Laws governing or applicable to any product content including the European Union Directives 2012/19/EU (Waste Electrical and Electronic Equipment Directive) and 2011/65/EU (Restriction on the Use of Hazardous Substances).

“ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); or (iv) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or similar power of any nature (including stock exchanges).

“Hazardous Substances” means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive pursuant to any Environmental Law.

“Health Care Law(s)” mean(s) (i) licensure, certification, or registration requirements of all Governmental Entity relating to the service conducted or provided by the Company, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Controlled Substances Act (21 U.S.C. § 801 et seq.) or any relevant applicable state Law, (ii) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.) and the regulations promulgated thereunder, and any other federal, state, or local governmental healthcare programs, including applicable program requirements, (iii) any criminal Laws relating to healthcare, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001), (iv) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b, (v) all Laws relating to health care fraud and abuse, including the civil False Claims Act of 1863 (31 U.S.C. Section § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.), the Stark Act (42 U.S.C. § 1395nn), and the Health Care Fraud Statute, 18 U.S.C. § 1347, (vi) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder, (vii) all federal and state self-referral prohibitions and state anti-kickback, illegal remuneration, fee-splitting, corporate practice, provider conflict of interest Laws, (viii) all applicable federal and state Laws applicable to the practice of pharmacy or other federal, state, and local Laws, and the regulations promulgated pursuant to such Laws, concerning the handling, storage or distribution of legend and non-legend devices, (ix) other applicable quality, safety certification, and accreditation standards and requirements, or (x) the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191.

“Indebtedness” means any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) indebtedness for borrowed money (including any capital lease obligations) of the Company or any Company Subsidiary; (ii) obligations of the Company or any Company Subsidiary evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) obligations under any bankers’ acceptances or letters of credit (to the extent drawn upon), performance bonds or similar obligations; (v) obligations in respect of any interest rate, currency, swap or other hedging agreements; (vi) obligations of another Person secured by a Lien on any asset of the Company or any Company Subsidiary; (vii) any severance, transaction bonuses (or any other similar payments), retention payments or deferred compensation, in each case, together with the employer portion of any employment, payroll, social security, unemployment, withholding or other similar Taxes related thereto (whether or not any such Taxes may be eligible for deferral under the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), computed as though all such amounts were payable as of the Closing Date); (viii) all unfunded or underfunded or unpaid obligations with respect to any defined benefit or defined contribution pension plan (including employer contributions owed with respect to any defined contribution pension plan); and (ix) obligations of other Persons of the nature of those referred to in clauses (i) through (viii) that are guaranteed by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary is otherwise liable.

“Indemnified Person” means each Person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary and each Person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA).

“Intellectual Property” means any and all, in the United States and all foreign countries or jurisdictions, (i) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, and improvements and all Patents; (ii) all moral rights and copyrights in any works of authorship, including, but not limited to, Software, content, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, and other copyrightable subject matter (“Works of Authorship”) and all Copyrights; (iii) databases and other protectable compilations and collections of data or information (“Databases”); (iv) trademarks and service marks, together with other protectable logos and designs, and trade dress, including goodwill associated with any of the foregoing (“Trademarks”); (v) domain names and social media accounts (including login credentials) (vi) confidential and proprietary information not generally known to the public that derive independent economic value from not being generally known or readily ascertainable: (A) any technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, and other information and other intangible materials, (B) customer, vendor, and distributor lists, contact and registration information, and correspondence and (C) any specifications, designs, prototypes, and schematics (“Trade Secrets”); (vii) all other proprietary and intellectual property rights, including, as applicable, (A) the exclusive right to display, reproduce, and create derivative works based on any of the foregoing; (B) rights to income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and (C) the rights to sue and recover for past, present or future infringements, misappropriations or other conflict with any of the foregoing intellectual property.

“Knowledge of the Company” means the actual knowledge of the individuals set forth on Schedule 1.1(a), including in each case the knowledge that such Person would have obtained following reasonable inquiry of such Person’s direct reports who would reasonably be expected to have knowledge of the subject matter in question.

“Lien” means any liens, mortgages, pledges, security interests, or other similar encumbrances of any kind or nature whatsoever.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Open Source” means Software that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), and (iv) any software where use is governed under a license now or in the future approved by the Open Source Initiative and listed at https://www.opensource.org/licenses (including all versions of the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero GPL (AGPL), Eclipse Public License, Common Public License, CDDL, Mozilla Public License (MPL), and Server Side Public License (SSPL)).

“Optionholders” means the holders of the Company Stock Options.

“Owned Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by (solely or jointly) the Company or any Company Subsidiary.

“Parent Class B Units” means the Class B Units of Parent.

“Parent Material Adverse Effect” means any Effect that would, or would reasonably be expected to, prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Merger Sub from performing any of their material obligations under this Agreement.

“Parent Units” means the Class A Units of Parent.

“Patents” means any and all U.S. and foreign patent rights, including without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (iii) all patents-of-addition, revisions, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or that are not due and payable or, if due, are not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside for the payment thereof, (iii) zoning, building, subdivision, environmental, entitlement or other similar codes and regulations with are not violated by the current use or occupancy of the applicable real property or the operation of the Company or the Company Subsidiaries’ business thereon, (iv) defects or irregularities in title, easements, quasi-easements, rights-of-way, covenants or similar encumbrances with respect to real estate or the underlying fee interest of any Company Leased Real Property, in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable Company Leased Real Property, (v) statutory or contractual Liens in favor of lessors arising in connection with any lease unless caused by the Company or any Company Subsidiary, (vi) any Lien created under federal securities Laws, (vii) any Lien that is disclosed in the notes to the consolidated financial statements of the Company included in the SEC Reports, and (viii) any non-exclusive license or similar right in or to any Intellectual Property entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, enterprise, society, estate, firm, joint venture, organization, entity or Governmental Authority.

“Registered Company Intellectual Property” means all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights and applications to register Copyrights included in the Owned Company Intellectual Property that are currently registered, recorded, or filed by, for, or in the name of Company or any Company Subsidiary with any Governmental Authority.

“Representatives” means the directors, officers, employees, agents (including financial, technical and legal advisors, accountants and investment bankers) and other advisors and representatives of a Person.

“Rollover Shares” means Company Shares contributed by any Rollover Stockholder in exchange for units in Parent.

“RSU Holders” means the holders of the Company RSUs.

“Sanctioned Country” means any country or region or government thereof that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement Cuba, Iran, North Korea, Syria, Venezuela and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any Sanctions or export-related list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security or U.S. Department of State Sanctions or export-related list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise Controlled by a Person or Persons described in clause (i); or (iii) any Person organized or resident in a Sanctioned Country.

“Sanctions” mean means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the European Union or any European Union member state, the United Nations, or the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Software” means all computer programs and other software and firmware, including software Databases, protocols, application programming interfaces, user interfaces, software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.

“Solvent” means with respect to any Person, as of any date of determination, (i) the fair value of the aggregate assets of such Person exceeds its liabilities (including both stated and identified contingent liabilities), (ii) such Person can pay its debts (including identified contingent liabilities) as such debts mature, (iii) the capital in such Person is not unreasonably small for the business in which it is engaged and proposed to be engaged, (iv) the fair value of the aggregate assets of such Person would exceed the sum of (a) its liabilities (including both stated and identified contingent liabilities) and (b) capital (as such capital is calculated pursuant to Section 154 of the Delaware General Corporation Law), and (v) such Person is not insolvent as such term is used under 11 U.S.C. § 547 - U.S. Code - Unannotated Title 11. Bankruptcy § 547, or 11 U.S.C. § 548 - U.S. Code - Unannotated Title 11. Bankruptcy § 548. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Stockholders” means Andrew Spaventa, Eli Glezer, Dalen Meeter, Mike Pellini and David Barker.

“Sponsor” means Deerfield Private Design Fund IV, L.P., a Delaware limited partnership.

“Subsidiary” means, when used with reference to a Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such Person is a general partner (excluding partnerships the general partnership interests of which held by such Person or any subsidiary of such Person do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or Controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries.

“Tax” or “Taxes” means all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, any penalties or additions to tax with respect thereto or additional amount imposed by any Governmental Authority of competent jurisdiction.

“Tax Returns” means returns, reports, Tax elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, required to be supplied to a Governmental Authority of competent jurisdiction (or any agent thereof) relating to Taxes.

“Third Party” means any Person other than Parent and its Subsidiaries (including Merger Sub) and the respective Representatives of Parent and its Subsidiaries.

“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar Tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the Transactions.

“U.S.” means United States of America.

“Willful and Material Breach” means a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the other Party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acquisition Agreement	6.2(b)(i)
Agreement	Preamble
Anticorruption Laws	3.18
Audited Company Financial Statements	3.7(b)
Assumed RSU	2.7(e)
Book-Entry Shares	2.9(b)
Certificate of Merger	2.2
Certificates	2.9(b)
Change in Recommendation	6.2(b)(i)
Closing	2.2
Closing Date	2.2
Columbia	7.2(f)
Common Merger Consideration	2.6(a)
Company	Preamble
Company Authorizations	3.20(a)
Company Balance Sheet	3.7(c)
Company Benefit Plans	3.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Financial Reports	3.7(b)
Company Intellectual Property Agreements	3.13(j)
Company IT Systems	3.13(m)
Company Leased Real Property	3.12(c)
Company Material Contract	3.16(a)
Company Preferred Stock	Recitals
Company Products	3.13(l)
Company Related Parties	8.3(c)
Company Required Approvals	3.5(b)
Company Securities	3.3(c)
Company Shares	Recitals
Company Subsidiary	3.1(b)
Confidentiality Agreement	6.1(b)
D&O Insurance	6.4(b)
Damages Cap	8.2(a)
Debt Commitment Letter	4.4(a)
Debt Financing	4.4(a)
Delaware Courts	9.7(b)
Designated Continuing Employee	2.7(e)
Designated Continuing Employee RSU	2.7(e)
DGCL	Recitals
Disclosure Schedule	Article 3
Dissenting Company Shares	2.8(a)

Defined Term	Location of Definition

EEOC	3.11(e)
Effective Time	2.2
Employee IP Agreement	3.13(f)
Enforceability Limitations	3.4(a)
ERISA	3.10(a)
Exchange Fund	2.9(a)
Excise Tax	6.18
Excluded Stockholders	Recitals
FCPA	3.18
FDA	3.20(a)
GAAP	3.7(b)
Guaranty	4.8
Indemnification Agreements	6.4(a)
Intervening Event	6.2(b)(ii)
IRS	3.10(b)
Law	3.5(a)
Letter of Transmittal	2.9(b)
Measurement Date	3.3(b)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Notice of Designated Superior Proposal	6.2(b)(iii)
Option Payment	2.7(b)
Order	7.1(b)
Original Meeting Date	6.2(f)(i)
Outside Date	8.1(b)(i)
Unvested Option	2.7(a)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent Related Parties	8.3(c)
Party or Parties	Preamble
Paying Agent	2.9(a)
Permits	3.6
Proxy Statement	6.2(e)(i)
Requisite Company Vote	3.4(a)
Rollover	2.7(e)
Rollover Agreements	Recitals
Rollover Stockholders	Recitals
RSU Payment	2.7(d)
SEC Reports	Article 3
Securities Act	3.7(a)
SOX	3.7(d)
Special Committee	Recitals
Special Committee Recommendation	Recitals

Defined Term	Location of Definition

Stockholders Meeting	6.2(f)(i)
Superior Proposal	6.2(a)(iii)
Support Agreement	Recitals
Surviving Corporation	2.1
Top Customer	3.21(b)
Top Supplier	3.21(a)
Trade Control Laws	3.22
Transactions	Recitals
Unaffiliated Stockholders	Recitals
Unvested Company RSU	2.7(c)
Vested Company RSU	2.7(d)
Vested Option	2.7(b)
Withholding Agent	2.10

Article 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and, from and after the Merger, the Company shall be a wholly owned Subsidiary of Parent. The Merger shall have the effects specified in this Agreement and in the DGCL.

2.2 Effective Time; Closing. Unless this Agreement shall have been terminated in accordance with Article 8, upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place by exchange of documents (with signatures) by electronic transmission (a) no later than the third (3rd) Business Day after the day on which the last of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) has been satisfied or waived (and all such conditions remain satisfied or waived on such Business Day) in accordance with this Agreement or (b) at such other time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit A, until thereafter amended as provided by Law and such certificate of incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit B, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(c), any Dissenting Company Shares and any Rollover Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash, without interest, equal to $20.00, in cash (the “Common Merger Consideration”), payable to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.9. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 2.9, into which such shares of Company Common Stock have been converted pursuant to this Section 2.6(a). If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Common Merger Consideration shall be equitably adjusted to the extent appropriate (taking into account any prior adjustments applicable pursuant to this Section 2.6(a)) for all purposes of this Article 2 to provide the same aggregate economic effect as contemplated by this Agreement.

(b) The Rollover Shares shall not be entitled to receive the Common Merger Consideration and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent pursuant to the terms of the applicable Rollover Agreements. For the avoidance of doubt, the Rollover Shares shall include all shares of the Company Series A Preferred Stock.

(c) Each Company Share held in the treasury of the Company, each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time, and each of the Rollover Shares shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.7 Company Stock Options; Company RSUs; Company ESPP .

(a) By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each outstanding Company Stock Option (or any portion thereof), that is not a Vested Option (each, an “Unvested Option”) shall be immediately cancelled and forfeited without consideration and be of no further force or effect at the Effective Time, and as of the Effective Time, each holder of Unvested Options shall cease to have any rights with respect thereto.

(b) By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each outstanding Company Stock Option (or any portion thereof) that is vested immediately prior to the Effective Time or becomes vested as of the Effective Time in connection with the Merger (each, a “Vested Option”) shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Common Merger Consideration over the applicable exercise price of such option by (y) the number of Company Shares subject to such Vested Option, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment (such amount, the “Option Payment”). Option Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. Option Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent. The amount of cash each Optionholder is entitled to receive with respect to its Vested Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Vested Options held. For clarity, if the applicable exercise price of a Vested Option is equal to or greater than the Common Merger Consideration, then the Option Payment shall be deemed to be zero dollars and such option shall be cancelled for no consideration.

(c) By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the RSU Holders, each Company RSU (or any portion thereof) that is (i) unvested and outstanding immediately prior to the Effective Time (each, an “Unvested Company RSU”) and (ii) held by persons who are not Continuing Employees shall be immediately cancelled and forfeited without consideration and be of no further force or effect at the Effective Time, and as of the Effective Time, each RSU Holder who holds Unvested Company RSUs shall cease to have any rights with respect thereto.

(d) By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the RSU Holders, each Company RSU (or any portion thereof) that is (i) vested but unsettled immediately prior to the Effective Time (each, a “Vested Company RSU”) and (ii) held by persons who are not Designated Continuing Employees (as defined below) shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time (or, to the extent required in order to avoid the holder becoming subject to any tax, penalty or interest under Section 409A of the Code, the earliest payment date provided for in the terms and conditions of the Company RSU) an amount in cash (without interest) equal to (x) the Common Merger Consideration multiplied by (y) the number of shares of Company Common Stock subject to each such Company RSU, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment (such amount, the “RSU Payment”). If the payment for any Vested Company RSU pursuant to this Section 2.7(d) cannot be made as soon as practicable after the Effective Time without triggering any tax, penalty or interest under Section 409A of the Code, the Company shall provide to Parent prior to the Effective Time a written schedule specifically identifying the applicable payment date for each such Vested Company RSU that complies with the payment rules under Section 409A of the Code. RSU Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. RSU Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent.

(e) By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the RSU Holders, each Unvested Company RSU and Vested Company RSU (or, in each case, any portion thereof) that is held by those Continuing Employees designated by Parent at least five (5) days prior to the Effective Time (each, a “Designated Continuing Employee” and each such Unvested Company RSU and Vested Company RSU held by such Designated Continuing Employee, a “Designated Continuing Employee RSU”), shall be automatically converted into a restricted stock unit (“Assumed RSU”) and settled in Parent Class B Units (the “Rollover”), on the same terms and conditions (except with respect to the employment terms applicable to the holders of Designated Continuing Employee RSUs with the Surviving Corporation), including, for the avoidance of doubt, the applicable vesting and settlement requirements, as applied to each such Designated Continuing Employee RSU immediately prior to the Effective Time, except that the number of Parent Class B Units underlying each such Assumed RSU will be equal to 20. Each Designated Continuing Employee shall be responsible for the employee portion of all applicable Taxes required by Law to be withheld at the time the Designated Continuing Employee’s Assumed RSUs are settled in Parent Class B Units.

(f) Prior to the Effective Time, the Company shall to the extent and in the manner required by the applicable Company Stock Plan provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding award granted pursuant to any Company Stock Plan describing the treatment of such award in accordance with this Section 2.7 and the applicable Company Stock Plan. Prior to the Effective Time, the Company shall take (or cause there to be taken, as the case may be) such actions, shall obtain such consents, adopt (or cause there to be adopted) any amendments of any Company Stock Plan and any awards thereunder, as may be necessary to effect the transactions contemplated by this Section 2.7.

(g) Company ESPP.

(i) Prior to the Effective Time, the Company shall take all actions necessary such that the current offering period in progress as of the date of this Agreement shall be the final offering period under the Company ESPP. If such offering period has not ended prior to the Effective Time, then, prior to the Effective Time, the Company (A) shall take all actions necessary such that a date to be determined by the Company (but in no event later than the Effective Time) shall be the last day of such offering period and (B) shall make such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP. In addition, effective as of the date of this Agreement, the Company shall have taken all actions necessary such that (A) no new participant shall be permitted to join the current offering period in progress under the Company ESPP and (B) no participant in the Company ESPP with respect to the current offering period shall be permitted to increase their elections with respect to the current offering period.

(ii) Unless it has earlier terminated, the Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to and effective as of the Effective Time. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Common Stock at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(iii) The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.7(g) including making any determinations or resolutions of the Company Board or a committee thereof.

2.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held of record or Beneficially Owned by the stockholders of the Company who are entitled to demand appraisal and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost, waived or forfeited their rights to such appraisal and payment under the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Common Merger Consideration. Such registered holders or Beneficial Owners shall instead be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that any holder or Beneficial Owner of Dissenting Company Shares who shall have failed to perfect or who shall have effectively withdrawn or waived, lost, or forfeited their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Common Merger Consideration, without interest thereon, upon compliance with the procedures set forth in Section 2.9.

(b) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands, in respect of Dissenting Company Shares.

2.9 Surrender of Company Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment by the Paying Agent of the amounts payable under Section 2.6(a) and Section 2.6(b) in accordance with the terms of this Section 2.9. On or prior to the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 2.6(a) and Section 2.6(b) (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article 2, and to the extent that there are net losses with respect to any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Company Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund. No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent. The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.

(b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of certificates representing shares of Company Common Stock (the “Certificates”) and to each holder of record (as of immediately prior to the Effective Time) of book-entry shares representing shares of Company Common Stock (the “Book-Entry Shares”), in each case whose shares were converted into the right to receive the Common Merger Consideration pursuant to Section 2.6(a), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if applicable) shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Parent may reasonably specify (the “Letter of Transmittal”) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares, as applicable, in exchange for the Common Merger Consideration payable with respect thereto. Upon surrender to the Paying Agent of a Certificate for cancellation (or any affidavit of loss provided in lieu of any Certificate) or receipt of an “agent’s message” in customary form by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, in either case together with a duly completed and validly executed Letter of Transmittal and such other documents as may customarily be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or book-entry entitle such holder to receive pursuant to the provisions of this Article 2 and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Common Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Certificates (or any affidavit of loss provided in lieu of any Certificate) or Book-Entry Shares pursuant to the provisions of this Article 2. In the event of a transfer of ownership of Company Common Stock or Company Series A Preferred Stock that is not registered in the transfer records of the Company, cash payment may be made to a Person other than the Person in whose name the Certificate (or any affidavit of loss provided in lieu of any Certificate) or Book-Entry Shares so surrendered are registered if such Certificate (or any affidavit of loss provided in lieu of any Certificate thereof) shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred, and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate (or any affidavit of loss provided in lieu of any Certificate) or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal and reasonable exchange practices.

(c) The Common Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates or Book-Entry Shares, and, after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Common Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate (or any affidavit of loss provided in lieu of any Certificate) or Book-Entry Share in accordance with Section 2.9(b), without interest, and (ii) there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by applicable Law.

(d) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent or the Surviving Corporation, upon demand, and any holders of Certificates (or any affidavit of loss provided in lieu of any Certificate) or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Common Merger Consideration, without any interest thereon.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two (2) years after the Effective Time and (ii) immediately prior to the date on which the Common Merger Consideration payable with respect to the Company Shares represented by such Certificate or Book-Entry Shares pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, then any such Common Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.9(d)) shall, subject to such Person’s compliance with the exchange procedures set forth in Section 2.9(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Common Merger Consideration payable with respect to the Company Shares represented by such Certificate in accordance with this Article 2.

(g) For the avoidance of doubt, this Section 2.9 shall not apply to any Rollover Shares or Rollover Stockholders, solely in their capacity as holders of Rollover Shares. All Rollover Shares shall be treated as provided for in the applicable Rollover Agreements.

2.10 Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation or the Paying Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Article 2 of this Agreement to any holder of Company Shares, Company RSUs and Company Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. Before making any such deduction or withholding (other than any withholding with respect to compensation payments and any backup withholding under Code Section 3406), the Withholding Agent shall use commercially reasonable efforts to give the Person in respect of whom such deduction or withholding is to be made prior notice of such anticipated deduction or withholding as soon as reasonably practicable and all relevant parties shall use commercially reasonable efforts to cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so deducted and withheld and remitted over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

2.11 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure letter of even date herewith delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement and referring by Section number to the representations and warranties in this Agreement (the “Disclosure Schedule”), (it being agreed that disclosure of an item in any section shall be deemed to have been disclosed for each other section of this Agreement to the extent the relevance of such disclosure to such other section of this Agreement is reasonably apparent on the face of such disclosure), and (ii) as disclosed in the forms, reports and other documents required to be filed by the Company with, or furnished by the Company to, the SEC since January 1, 2024, and publicly available at least two (2) Business Days prior to the date of this Agreement, but excluding, in each case, any disclosures set forth in any “risk factor”, “forward looking statements”, or “quantitative and qualitative disclosures about market risk” section or similar section (such documents filed since January 1, 2024, and those filed by the Company with the SEC subsequent to the date hereof, if any, including any amendments thereof, being collectively referred to as the “SEC Reports”); provided, that nothing in the SEC Reports shall be deemed to be disclosed against Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.7, Section 3.8(i), Section 3.18 and Section 3.25, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to do so, individually or in the aggregate, would not have, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Company Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the name, and jurisdiction of organization of each Subsidiary of the Company (each a “Company Subsidiary”) as well as the ownership interest of the Company in each such Company Subsidiary and the ownership interest of any other Third Party in each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has the requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing or in good standing or to have such requisite corporate or similar power and authority, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Company Material Adverse Effect.

(c) Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. There are no outstanding contractual obligations of the Company or any Company Subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in any such Person.

3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws, including all amendments thereto, as in effect as of the date of this Agreement, of the Company. The Company is not in violation of the Certificate of Incorporation or the Bylaws. Each Company Subsidiary has heretofore made available to Parent a complete and correct copy of its organizational and governing documents, including all amendments thereto, as in effect as of the date of this Agreement, of such Company Subsidiary. No Company Subsidiary is in violation of its applicable organizational or governing documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 410,000,000 Company Shares, par value $0.0001 per share. The number of shares of Company Common Stock authorized to be issued is 400,000,000. The number of shares of Company Preferred Stock authorized to be issued is 10,000,000, of which 7,000 have been designated as Company Series A Preferred Stock.

(b) As of December 20, 2024 (the “Measurement Date”):

(i) 2,533,744 shares of Company Common Stock were issued and outstanding;

(ii) 2,500 shares of Company Series A Preferred Stock were issued or outstanding;

(iii) no Company Shares were held in the treasury of the Company;

(iv) no Company Shares were held by any Company Subsidiary;

(v) 360,038 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 262,113 shares of Company Common Stock were exercisable;

(vi) 163,455 Company RSUs were outstanding; and

(vii) all outstanding Company Shares were validly issued, fully paid and non-assessable and are issued free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party.

(c) Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on such date, as of the date of this Agreement, there are no outstanding (i) options, warrants, calls, agreements, or other securities or rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such options, warrants, calls, agreements or other securities or rights, Contracts, arrangements or commitments of any such character, (ii) shares of capital stock or other voting securities or ownership interests in the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other Indebtedness having voting rights or convertible or exchangeable into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There is no liability for dividends accrued and unpaid by the Company or any Company Subsidiary other than intercompany dividends.

(d) All Company Shares subject to issuance pursuant to outstanding Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party. There are no shareholder agreements, voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the (i) voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary or (ii) contractual obligations or agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any capital stock of the Company or capital stock of (or other equity or voting interest in) any Company’s Subsidiary.

(e) Section 3.3(e) of the Disclosure Schedule sets forth a listing, as of the Measurement Date, of (i) all equity plans of the Company (including all Company Stock Plans); (ii) all outstanding Company Stock Options and Company RSUs; (iii) the date of grant and name of the holder of each Company Stock Option and each Company RSU; (iv) with respect to each Company Stock Option, the exercise price thereof; and (v) with respect to each Company Stock Option, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each Company Stock Option and each Company RSU was granted in accordance with the terms of the applicable Company Stock Plan and all other applicable Law. All Company Stock Options and Company RSUs are evidenced by written and executed Company Stock Plans, in each case substantially in the forms that have been made available to Parent and Merger Sub.

3.4 Authority Relative to this Agreement.

(a) Assuming the accuracy of the representations set forth in Section 4.7, the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). Assuming the accuracy of the representations set forth in Section 4.7, except for the Requisite Company Vote, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings or actions on the part of the Company or vote of holders of any class of the capital stock of the Company are necessary to authorize this Agreement or to consummate the Transactions, including the Merger (other than, with respect to the Merger, the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general applicability affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses, general equitable principles and to the discretion of the court before which any proceeding therefor may be brought (such enforceability limitations set forth in the preceding clauses (i) and (ii), the “Enforceability Limitations”).

(b) The Special Committee, at a meeting duly called and held on December 22, 2024, unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of, the Company and the Unaffiliated Stockholders (ii) determined that it is advisable and in the best interests of the Company and the Unaffiliated Stockholders to enter into, approve, adopt and declare advisable, this Agreement, (iii) recommended that the Company Board determine that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders to enter into, and approve, adopt and declare advisable, this Agreement, (iv) approve the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained in this Agreement, (v) direct that the adoption of this Agreement and approval of the Transactions, including the Merger, be submitted to the stockholders of the Company, and (vi) recommend that the stockholders of the Company vote to adopt the Special Committee Recommendation.

(c) The Company Board, at a meeting duly called and held on December 22, 2024 (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders, (ii) determined that it is advisable and in the best interests of the Company to enter into, and approved, adopted and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company, and (v) resolved to recommend that the stockholders of the Company vote, to adopt the Company Board Recommendation.

3.5 No Conflict; Required Filings and Consents.

(a) Assuming the accuracy of the representations set forth in Section 4.7, compliance with the matters referenced in Section 3.5(b) and receipt of the Requisite Company Vote and the Company Required Approvals, and subject to obtaining the consents listed in Section 3.5(a) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company, including the consummation of the Transactions, including the Merger, will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any U.S. or non-U.S. law, including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority of competent jurisdiction (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or (except with respect to Company Stock Options and Company RSUs in connection with the treatment of such awards under Section 2.7 of this Agreement) give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary or (iv) require any consent by any Person under, result in a violation of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled, under any Company Material Contract to which the Company or any Company Subsidiary is subject, except, with respect to clauses (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority of competent jurisdiction, except (i) for (y) the filing of the Proxy Statement with the SEC, and (z) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the foregoing clauses (y) and (z) collectively, the “Company Required Approvals”), and (ii) subject to obtaining the Requisite Company Vote, where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Company Material Adverse Effect.

3.6 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, governmental licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Authority of competent jurisdiction, including with respect to any Environmental Laws, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), including all insurance and reinsurance licenses required by any such Permit, except where the failure to have any of the Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No suspension, modification or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the suspension, modification or cancellation of any such Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From January 1, 2021 to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written or oral notice that the Company or any Company Subsidiary is in conflict with, or in default, breach or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written or oral notice from any Governmental Authority alleging that it is not in compliance in any respect with any Law, except where such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished all forms, reports and other documents required to be filed or furnished by it with the SEC since May 27, 2021. Each SEC Report, as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. The SEC Reports do not, and any SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. The Company is in compliance in all material respects with the applicable listing and corporate governance requirements of the Nasdaq.

(b) Each of the audited consolidated financial statements contained in the SEC Reports (collectively, the “Audited Company Financial Statements”) (i) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (ii) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, and the unaudited financial information contained in the SEC Reports (such unaudited financial information together with the Audited Company Financial Statements, the “Company Financial Reports”) (A) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (B) was, or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (C) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position and results of operations of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of September 30, 2024, including the notes thereto (the “Company Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be disclosed on a consolidated balance sheet of the Company, except for (i) executory performance obligations under Contracts to which the Company or any Company Subsidiary is a party and entered into in the ordinary course of business, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet (none of which relates to any breach of contract, breach of warranty, tort, infringement, misappropriation or other action), (iii) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iv) liabilities and obligations reasonably incurred in connection with the Transactions or as required by this Agreement. There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated under the Securities Act.

(d) Each of the principal executive officers of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made, and will make, as the case may be, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(e) The Company maintains a system of internal controls over financial reporting and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) policies and procedures require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made in accordance with appropriate authorizations of the Company; (iii) access to assets that would reasonably be expected to have an effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable and timely intervals and appropriate and prompt action is taken with respect to any differences.

(f) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information that is required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The Company has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed based on its most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement to the Company’s auditors and the audit committee of the Company Board (i) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 12b-2 of the Exchange Act.

(g) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since May 27, 2021, to the date of this Agreement, relating to the Company’s SEC Reports and all responses of the Company thereto. As of the date of this Agreement, there are no outstanding unresolved issues with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and there are no pending (i) formal or, to the Knowledge of the Company, informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. As of May 27, 2021 to the date of this Agreement, there has been no material complaint, inquiry, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(h) Schedule 3.7(h) sets forth the estimated amount of expenses, costs and fees incurred and to-be-incurred, or payable or to become payable (whether or not incurred or to-be-incurred), by the Company, the Company Board and the Special Committee, in the aggregate, in connection with the preparation and negotiation of this Agreement, the other documents contemplated hereby, and the transactions contemplated hereby, in respect of (i) fees and expenses of legal counsel, accountants and other third party advisors incurred as of December 20, 2024, and not yet paid as of the date hereof, and (ii) fees and expenses anticipated to be payable to investment banks, legal counsel, accountants and other third party advisors as of the Closing assuming no unanticipated extraordinary actions required between the date hereof and the Closing.

3.8 Absence of Certain Changes or Events. Since December 31, 2023, to the date of this Agreement, except as contemplated by this Agreement, and except as has not, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice. Since December 31, 2023, to the date of this Agreement, (i) there has not been any occurrence, event, condition, circumstance, development, change or effect, having, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) none of the Company or any of the Company Subsidiaries has taken any action that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1 (other than subsections (ii), (iii), (xi), (xv), (xix), (xxi) and, to the extent related to the foregoing subsections, (xxiv) of Section 5.1(b)).

3.9 Absence of Litigation. As of the date of the Agreement, there is (i) no Action pending, or (ii) to the Knowledge of the Company, no inquiry or investigation pending or Action threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary that, in each case, has had, or would reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any consent decree, settlement agreement or similar written agreement between the Company and any Governmental Authority of competent jurisdiction that is materially adverse to the Company, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction, in each case, that would reasonably be expected to have a Company Material Adverse Effect.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists all Company Benefit Plans as of the date of this Agreement. The “Company Benefit Plans” shall mean: (i) all employee benefit plans, programs, policies, arrangements or contracts (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all bonus, commission, stock option, stock purchase, restricted stock, incentive or other equity-based arrangements, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, retention bonus, change in control or severance agreement, plan, program, policy, arrangement or Contracts to which the Company or any ERISA Affiliate is a party (except for offer letters that provide for employment that is terminable at will, or provide for payments without material cost or liability to the Company or its Subsidiaries), with respect to which the Company or any ERISA Affiliate has or could have any material obligation or that are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any material consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any natural person consultant of the Company or any Company Subsidiary.

(b) The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such material Company Benefit Plan (except for individual written Company Stock Option agreements and Company RSU agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) the most recent annual report on Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination, opinion or advisory letter for each such Company Benefit Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(c) No Company Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d) None of the Company Benefit Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person, or (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Transactions. None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state Law. Except as provided in this Agreement or as set forth in Section 3.10(d) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any forgiveness of indebtedness, or increase in benefits under or with respect to any Company Benefit Plan, or (ii) trigger any obligation to fund any Company Benefit Plan. No current or former director, employee, or consultant of the Company is entitled to receive a gross-up payment from the Company with respect to any Taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, (ii) the Company and the Company Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the Knowledge of the Company, there is no material default or material violation by any party to, any Company Benefit Plan and (iii) as of the date of this Agreement, no Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business).

(f) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination, notification or advisory letter from the IRS covering all of the provisions applicable to such Company Benefit Plan for which such letters are currently available that such Company Benefit Plan is so qualified (and no event has occurred and no condition exists that would or would reasonably be expected to cause the loss of such qualification), has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan, and each trust established in connection with any such Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt (and no event has occurred and no condition exists that would or would reasonably be expected to adversely affect the exempt status of any such trust), has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan. No capital stock of the Company is used as a funding vehicle or otherwise permitted as an investment option with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(g) The Company has not, and to the Knowledge of the Company, no other party has engaged in any “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) or breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, and neither the Company nor any Subsidiary of the Company has Tax liability under Section 4975 of the Code. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the Knowledge of the Company, no fact or event exists that could reasonably give rise to any such liability. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority of competent jurisdiction with respect to any Company Benefit Plan or any trust which serves as a funding medium for any such Company Benefit Plan. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, except as would not result in material liability to the Company or any Subsidiary of the Company.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied in all material respects with Section 409A of the Code with respect to its form and operation unless otherwise exempt.

(i) No amount paid or payable by the Company or any Subsidiary of the Company in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event as of the date of this Agreement), will be an “excess parachute payment” within the meaning of Section 280G of the Code.

3.11 Labor and Employment Matters.

(a) Section 3.11(a)(i) of the Disclosure Schedule sets forth a true, correct, and complete list setting forth the name, hiring date, title, work location, annual salary or base wages, commissions (both commission target and earned commissions for the current year), bonus (target and any amounts already paid for the current year), overtime classification (e.g., exempt or non-exempt), organization of working time (full time, part time, or temporary), and accrued but unpaid vacation balances of each current employee of the Company or any Company Subsidiary as of the date hereof, and, with respect to any such employees who are currently on a leave of absence, the date the leave commenced or will commence and the anticipated return to work date. Section 3.11(a)(ii) of the Disclosure Schedule contains a true, correct, and complete list of all Persons who are currently engaged or otherwise serving as a consultant or contractor to the Company or any Company Subsidiary showing for each as of the Closing Date: name, description of the services rendered, engagement start date, the expected engagement termination date (if applicable), work location, terms of compensation, and any termination notice requirement.

(b) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor or trade union Contract applicable to Persons employed by the Company or any Company Subsidiary; to the Knowledge of the Company none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and, to the Knowledge of the Company, there are, and for the past three (3) years have been, no activities or proceedings of any labor or trade union to organize any such employees or independent contractors. As of the date of this Agreement, there is, and for the past three (3) years has been, no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. No consent of any labor or trade union is required to consummate any of the Transactions.

(c) All individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as either “independent contractors” or employees as the case may be.

(d) All individuals who are or were performing services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(e) The Company and the Company Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Action pending or, to the Knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court or arbitral body, or any other Governmental Authority of competent jurisdiction with respect to current or former personnel (in their capacity as personnel of the Company) or the employment practices of the Company or any Company Subsidiary, except as described on Section 3.11(e) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary is, or for the past three (3) years has been, a party to, or otherwise bound by, any consent decree with, or citation by, any the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Since January 1, 2023, neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the Knowledge of the Company, no such investigation or inquiry is in progress.

3.12 Property and Leases.

(a) The Company or one of the Company Subsidiaries owns, and has good and marketable title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the Company Balance Sheet (except for tangible assets sold or disposed of since that date in the ordinary course of business and sales after the date of the Company Balance Sheet of assets no longer required for the conduct of their respective businesses as presently conducted) in all material respects, free of any Liens (other than Permitted Liens); provided, that no representation is made under this Section 3.12 with respect to Intellectual Property. The Company and the Company Subsidiaries have good and marketable title to all their tangible personal properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Company Material Adverse Effect. All of the tangible personal property and assets owned or used by the Company and the Company Subsidiaries are in the condition and repair sufficient to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary owns, or has ever owned, any real property.

(c) Section 3.12(c) of the Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all existing leases, subleases, licenses or other agreements (including all amendments, modifications and guarantees related thereto) pursuant to which the Company or any Company Subsidiary uses or occupies, or has the right to use or occupy, now or in the future (“Company Leased Real Property”). All such leases of real property to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as, individually or in the aggregate, would not have, or be reasonably expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to the Company Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable lease term. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Leased Real Property or any portion thereof or interest therein, and to the Knowledge of the Company, no such proceedings are threatened. Except as would not have, or be reasonably expected to have, a Company Material Adverse Effect, to the Knowledge of the Company, the Company Leased Real Property is not subject to any special assessment nor zoning or other land-use regulation proceeding, nor any change in any Law or Permit that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated prior to the date of this Agreement with respect to the Company Leased Real Property. (i) Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted to any other Person any rights to use, occupy or possess any part of the Company Leased Real Property, and (ii) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other Lien in the Company Leased Real Property.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of (i) Registered Company Intellectual Property, in each case listing, as applicable, the jurisdiction where the application/registration is located and the application or registration number, (ii) Domain Names registered to or in the name of Company, and (iii) any material (A) unregistered trademarks, (B) Software, and (C) inventions, in each case, included among the Owned Company Intellectual Property. All of the Company Intellectual Property listed (or required to be listed) on Section 3.13(a) of the Disclosure Schedule, to the Knowledge of the Company, is, as applicable, valid and enforceable.

(b) The Company is current in the payment of all requisite registration, maintenance and renewal fees due as of the date of this Agreement with respect to the Registered Company Intellectual Property listed on Section 3.13(a) of the Disclosure Schedule, except in each case as the Company has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.

(c) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any judicial decree, judgment, order, or arbitral award that requires the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Owned Company Intellectual Property.

(d) As of the date of this Agreement, no Registered Company Intellectual Property listed on Section 3.13(a) of the Disclosure Schedule is involved in any interference, reissue, reexamination, opposition, cancellation or other material proceeding regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and no such action has been threatened in any written communication delivered to the Company or any Company Subsidiary, in each case, that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(e) The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken reasonable steps consistent with industry standards to protect their rights in and to Trade Secrets included in the Owned Company Intellectual Property, and to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any such Trade Secret included in the Owned Company Intellectual Property, and the Company and Company Subsidiaries are in compliance in all material respects with and have not breached in any respect any contractual obligations to protect the Trade Secrets of Third Parties in accordance with the terms of any Contracts relating to such Trade Secrets of Third Parties.

(f) All Owned Company Intellectual Property developed by past or current employees, consultants, or independent contractors of the Company and Company Subsidiaries (including all such Company Intellectual Property developed by such Persons for or on behalf of the Company within the scope of their employment or engagement) either has been vested in the Company or the applicable Company Subsidiary by operation of Law or has been irrevocably assigned to the Company or applicable Company Subsidiary under a written agreement with present-tense assignment (each, an “Employee IP Agreement”).

(g) Neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Owned Company Intellectual Property listed on Section 3.13(a) of the Disclosure Schedule, or containing any express threat on the part of any Person to bring an Action that any of the Intellectual Property included in the Owned Company Intellectual Property are invalid or unenforceable, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h) To the Knowledge of the Company, no Third Party is infringing upon any Intellectual Property included in the Owned Company Intellectual Property. Since January 1, 2021, neither the Company nor any Company Subsidiary has commenced any Action with respect to infringement upon any Intellectual Property included in the Owned Company Intellectual Property against any Third Party.

(i) The conduct of the business conducted by the Company and Company Subsidiaries does not infringe, misappropriate, or otherwise violate the Intellectual Property of any Third Party. Neither the Company nor any Company Subsidiary has infringed, misappropriated, or otherwise violated the Intellectual Property of any Third Party. Neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s ownership of any Registered Company Intellectual Property listed on Section 3.13(a) of the Disclosure Schedule. The Company and the Company Subsidiaries exclusively own all rights, title and interest in and to the Owned Company Intellectual Property (with no breaks in the chain of title thereof) and have a license or otherwise possess adequate rights to use all other Intellectual Property used by the Company in connection with or that is necessary for the conduct of the Company or applicable Company Subsidiary’s business as currently conducted, except for any moral rights of any Third Party existing therein, free and clear of all Liens (except for Permitted Liens). Since January 1, 2021 to the date of this Agreement, Company and the Company Subsidiaries have not received any written notice of any Action alleging that the Company or any Company Subsidiary has infringed upon any Intellectual Property of any Person or that any Company Product infringes upon any Intellectual Property of any Person.

(j) Section 3.13(j) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of:

(i) all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which the Company or any Company Subsidiary has granted any Third Party any license, covenant not to sue or other similar right with respect to Owned Company Intellectual Property, other than (1) any licenses or other rights granted under any nondisclosure agreement or otherwise in the ordinary course of business where such grant is ancillary to the primary purpose of such agreement, (2) any licenses or rights with respect to any Company Intellectual Property granted in connection with the licensing, sale, testing, evaluation, provision, supply or other disposition of the Company Products on a non-exclusive basis or otherwise in the ordinary course of business, and (3) any non-exclusive licenses to use the Company’s or any Company Subsidiary’s Trademarks for limited publicity purposes or in connection with such Third Party’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement; and

(ii) all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which any Third Party has granted to Company or any Company Subsidiary any license, covenant not to sue or other similar right with respect to any Company Intellectual Property owned by such Third Party (other than (1) generally commercially available Software (including Software provided as a service and Software provided or licensed on standard terms, “shrinkwrap” or “clickwrap” license agreements that are non-customized and non-negotiated with a replacement cost or annual license or subscription fee of less than $100,000), (2) any licenses or other rights granted under any nondisclosure agreement or otherwise in the ordinary course of business where such grant is ancillary to the primary purpose of such agreement, (3) any non-exclusive licenses or rights with respect to any Company Intellectual Property granted under any independent contractor or other vendor services agreement or Employee IP Agreement, and (4) any non-exclusive licenses or other rights to use a Third Party’s Trademarks for limited publicity purposes or in connection with the Company’s or any Company Subsidiary’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement).

The material Contracts to which the Company or any Company Subsidiary is a party and that are required to be listed in subsection (i) or (ii) above are, collectively, the “Company Intellectual Property Agreements.” All Company Intellectual Property Agreements that have not expired or terminated in accordance with their terms are in full force and effect and are, to the Knowledge of the Company, enforceable in accordance with their terms (subject to applicable Enforceability Limitations). The Company and each Company Subsidiary is in compliance with, and has not breached any term of, any such Company Intellectual Property Agreements (other than any material breaches that the Company or a Company Subsidiary has cured, or that would not reasonably be expected to have a Company Material Adverse Effect) and, to the Knowledge of the Company, as of the date of this Agreement, all other parties to such Company Intellectual Property Agreements are in compliance with, and have not breached any term of, such Company Intellectual Property Agreements (other than any material breaches that any other party has cured, or that would not reasonably be expected to have a Company Material Adverse Effect). As of the date of this Agreement, the Company is not involved in any pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith, except for disputes that would not reasonably be expected to have a Company Material Adverse Effect. Correct and complete copies of all Company Intellectual Property Agreements have been made available to Parent.

(k) Subject to obtaining the consents that are required to be listed in Section 3.5(b) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, modification, cancellation, termination or suspension of, loss of any rights or acceleration of any payments under the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing), except for any such breaches, modifications, cancellations, terminations, suspensions, losses, or payment accelerations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(l) Neither the Company nor any Company Subsidiary or Company Product makes use of any Software licensed to the Company nor any Company Subsidiary as Open Source in a manner or fashion that requires any Company Software that is included in or distributed by the Company nor any Company Subsidiary with any Company Product (other than the applicable Open Source component itself): (A) be disclosed or distributed publicly in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge. As used herein, “Company Products” means all products and services of the Company or Company Subsidiaries currently sold or marketed for sale by the Company or Company Subsidiaries.

(m) The Company and Company Subsidiaries have taken steps in accordance with generally adopted industry standards to identify (and, as deemed appropriate by the Company or Company Subsidiaries, to address) material spyware, Trojan horses, worms, viruses or other software routines intentionally designed by a Third Party to permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, Company IT Systems, the Company IT Systems do not contain any such spyware, viruses or the like, in each instance, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used herein, “Company IT Systems” means the Company and each Company Subsidiary’s electronic data processing systems, information systems, telecommunications systems and other computer systems (including all Software, middleware, and computer hardware) that are owned or used and Controlled by the Company or any Company Subsidiary in the conduct of the business of the Company as currently conducted.

(n) (i) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Owned Company Intellectual Property that is necessary for the conduct of the business of the Company and each Company Subsidiary as currently conducted, and (ii) no Person who contributed to the creation or development of any Owned Company Intellectual Property, was, at the time of such contribution, performing services for the government, university, college, or other educational institution or research center, in each of the foregoing (i) and (ii), in a manner that would, negatively affect Company or the applicable Company Subsidiary’s right or ability to own or use such Owned Company Intellectual Property as used in the conduct of the business of the Company or applicable Company Subsidiary as currently conducted.

3.14 Taxes.

(a) Each of the Company and the Company Subsidiaries has timely filed, or caused to be filed, all income and other material Tax Returns that it was required to file under applicable Laws and regulations (taking into account any applicable extensions) and has timely paid all Taxes due and owing and all other material Taxes required to be paid. All such Tax Returns are true, correct and complete in all material respects. The Company and the Company Subsidiaries have timely withheld and paid to the appropriate Governmental Authority all material Taxes required to be withheld and paid. Since the date of the Company Balance Sheet, neither the Company nor the Company Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(b) Other than disputes or claims that, individually or in the aggregate, are not material, there is no dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either claimed or raised by any Governmental Authority responsible for the imposition of Taxes in writing which remains unpaid or unresolved.

(c) Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of any material Taxes which waiver remains in effect or agreed to any extension of time with respect to a material Tax assessment or deficiency which assessment or deficiency has not been paid. Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” or other binding written agreement with respect to any material Taxes with a Governmental Authority under which the Company or any of the Company Subsidiaries will have any continuing obligations after the Effective Time.

(d) During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two (2)-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign Law).

(e) None of the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, sharing or indemnity agreement (other than contracts the primary purposes of which do not relate to Taxes).

(f) Neither the Company nor any Company Subsidiary has entered into a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b).

(g) The Company, and each of the Company Subsidiaries, is not currently, and has not been during the past five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Except with respect to deferred revenue or prepaid revenues collected in the ordinary course of business, neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into prior to the Closing Date; (ii) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (iii) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing Date; (iv) an installment sale or open transaction disposition made prior to the Closing Date; or (v) a prepaid amount received prior to the Closing Date. The Company has not made an election under Section 965(h) of the Code.

3.15 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary and their respective products are and have been since May 27, 2021 in compliance in all material respects with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws; (b) (i) to the Knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) have at any time been used by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other Person to make, store, handle, treat, dispose of, arrange for or generate or transport Hazardous Substances in violation of any applicable Environmental Law, and (ii) to the Knowledge of the Company, none of such properties are contaminated with any Hazardous Substance for which the Company or a Company Subsidiary is legally responsible for any unperformed investigation or remediation required by applicable Law or any Contract; (c) as of the date of this Agreement, no Action has been brought or is pending against the Company or any Company Subsidiary, arising under or related to any Environmental Law or related to any environmental condition, including with respect to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary since May 27, 2021; and (d) neither the Company nor any Company Subsidiary has received any notice, report or other written correspondence from any Governmental Authority or other Person alleging the actual or potential violation or liability under any Environmental Law, since May 27, 2021 or which otherwise remains pending or unresolved. The Company has made available to Parent all material assessments, reports, data, results of investigations or audits, and other similar information that is in the possession or Control of the Company or the Company Subsidiaries as of the date of this Agreement regarding the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, including the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws.

3.16 Material Contracts.

(a) Except for this Agreement and agreements filed as exhibits to the SEC Reports or as set forth in Section 3.16(a) of the Disclosure Schedule, the Company has made available to Parent true, correct and complete copies, including any amendments, schedules or exhibits, of:

(i) each Contract that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) all Contracts (A) evidencing Indebtedness for borrowed money or the deferred purchase price of property by the Company or any Company Subsidiary (whether incurred, assumed, guaranteed, or secured by any asset) in excess of $500,000 (other than Contracts solely between the Company or any Company Subsidiaries) or (B) granting a Lien (other than a Permitted Lien) on any material assets of the Company and the Company Subsidiaries;

(iii) all Contracts that contain any noncompete or exclusivity provisions to which the Company or any Company Subsidiary is subject that would restrict the ability of Parent or any of its Subsidiaries (including the Company or any of its Subsidiaries) to compete in any line of business or geographic area;

(iv) any Contract that is a collective bargaining agreement, work council agreement, work force agreement or any other labor or trade union Contract applicable to the Company or any Company Subsidiary;

(v) any Contract with any individual employee, individual consultant, individual contractor or other individual service provider of the Company or any Company Subsidiary (A) providing for annual compensation in excess of $150,000 (other than offer letters setting forth the terms of an at-will employment arrangement and Employee IP Agreements), or (B) that is not terminable without severance or other penalty at any time, with or without notice, other than acceleration of equity awards pursuant to individual written Company Stock Option agreements and Company RSU agreements that are substantially in the forms that have been made available to Parent and Merger Sub;

(vi) any Contract that requires the Company or any Company Subsidiary conduct business on a “most favored nation” basis to the other party to such Contract;

(vii) all Contracts that prohibit (A) the payment of dividends or distributions in respect of the capital stock or other ownership interests of the Company or any Company Subsidiary, (B) the pledging of the capital stock or other ownership interests of the Company or any Company Subsidiary or (C) the issuance of guaranties by any Company Subsidiary;

(viii) all Contracts with a Governmental Authority involving payments to or from the Company in excess of $500,000 in the Company’s fiscal year ended December 31, 2024;

(ix) any Contract that provides for the settlement of any Action against the Company or any Company Subsidiary since May 27, 2021;

(x) any Contract that is a partnership, joint venture, limited liability or similar arrangement or agreement relating to the formation, creation, operation, management or Control of any partnership or joint venture with a Third Party;

(xi) each Contract entered into since May 27, 2021, that provides for the acquisition or disposition of ownership of any tangible assets (other than acquisitions or dispositions in the ordinary course of business or otherwise with respect to immaterial assets) or any business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person that contains continuing obligations of the Company or any Company Subsidiary;

(xii) any Contract that pertains to the Company or any Company Subsidiary as a lessor or lessee of any tangible personal property involving payments in excess of $500,000 per annum;

(xiii) any Contract with respect to an interest, rate, currency or other swap or derivative transaction;

(xiv) each Contract with a Top Customer; and

(xv) each Contract with a Top Supplier.

Each such Contract described in Section 3.16(a), a “Company Material Contract”.

Each Company Material Contract is (i) a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable Enforceability Limitations), except which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the Company or any Company Subsidiary, as applicable, is not in breach or default under any Company Material Contract, and no event has occurred that, with or without notice, lapse of time, or both, would constitute a breach or default by the Company or a Company Subsidiary under the Company Material Contract; (iii) as of the date of this Agreement, to the Knowledge of the Company, none of the Company Material Contracts has been canceled by the other party nor has any Company Material Contract been materially amended or modified in a manner that is detrimental to the Company or applicable Company Subsidiary; (iv) as of the date of this Agreement, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract; and (v) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any written claim of default under any Company Material Contract, which has not been cured in accordance with the cure provisions such Company Material Contract.

3.17 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each Company Subsidiary maintains all policies of insurance covering the Company and any of its employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and any Company Subsidiary. All such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a breach or default by any insured thereunder, except for such breaches or defaults that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.18 Certain Business Practices. To the Knowledge of the Company, including reliance in good faith, without further independent investigation, neither the Company, any Company Subsidiary nor any director, officer, employee, agent or other Third Party representative of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) directly or indirectly, used funds, given, offered, promised, or authorized to give, any money or thing of value in violation of Anticorruption Laws (as hereinafter defined). The Company and each Company Subsidiary are in compliance with all applicable statutory and regulatory requirements under the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. §§ 78dd-1 et seq.), and the U.K. Bribery

Act and applicable international anti-bribery conventions and local anti-corruption and anti-bribery Laws in all jurisdictions in which the Company and the Company Subsidiaries do business (collectively, “Anticorruption Laws”). As of the date of this Agreement, no investigation, inquiry or Action regarding actual or alleged violations of any applicable Anticorruption Laws is pending or, to the Knowledge of the Company, threatened.

3.19 Data Protection. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are currently in compliance with, and have (i) complied with their respective published privacy policies and all applicable Laws relating to protection of personal data and the privacy and security of personally identifiable information, including with respect to the collection, use, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and Third Parties who have provided information to the Company or the Company Subsidiaries) in the Company’s and the Company Subsidiaries’ Control; and (ii) taken commercially reasonable measures to protect personally identifiable information in Company’s and the Company Subsidiaries’ Control against loss, damage, and unauthorized access, use, and modification. Since January 1, 2021 to the date of this Agreement to the date of this Agreement, there has been no loss, damage, or unauthorized access, use, or modification of any such information by Company or any Company Subsidiary (or any of their respective employees or contractors), except as would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2021 to the date of this Agreement, to the Knowledge of the Company, no Person (including any Governmental Authority of competent jurisdiction) has commenced any Action with respect to loss, damage, or unauthorized access, use, or modification of any such personally identifiable information in Company’s and the Company Subsidiaries’ Control by Company or any Company Subsidiary (or any of their respective employees or contractors), except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the execution, delivery and performance of this Agreement and the consummation of the Transactions complies with Company’s and the Company Subsidiaries’ applicable privacy policies and in all material respects with all applicable Laws relating to privacy and data security.

3.20 Compliance with Health Care Laws.

(a) The Company has not, distributed, exported, imported, promoted or commercialized any of its Company Products for any diagnostic or clinical use in a manner that would subject such products or services to regulation, authorization, premarket notification, certification, clearance, or approval by the U.S. Food and Drug Administration (“FDA”) as medical products or services. To the extent otherwise applicable, the Company has obtained each federal, state, county, local or foreign governmental permit, grant, approval, clearance, or other authorization of a Governmental Authority, including the FDA, to conduct the Company’s business as presently conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (such permits, grants, approvals, clearances, and other authorizations, the “Company Authorizations”). The Company has not received any written notice from any Governmental Authority regarding: (i) any actual or possible violation of any Company Authorization, (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, or (iii) alleged product liability, lack of proper informed consent or authorization, lack of independent review by an institutional review board, ethics committee or a comparable authority, noncompliance or violation of any Health Care Law, including good laboratory practice, good clinical practice, or good manufacturing practice requirements.

(b) The Company has operated and is currently in compliance in all material respects with all applicable Health Care Laws. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees, or agents has been convicted of any crime or engaged in any conduct that could result in debarment, exclusion, or disqualification by any governmental or regulatory authority, or been debarred, suspended, or excluded from participation in any governmental health care program. No claims, actions, proceedings or investigations that would reasonably be expected to result in such debarment, exclusion, or disqualification are pending or threatened in writing against the Company or, to the Knowledge of the Company, any of its directors, officers, employees, or agents. The Company is not a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any governmental or regulatory authority.

(c) The Company has not executed any agreements as a business associate, as defined at 45 CFR § 160.103 under HIPAA. The Company is not aware of any incident of unauthorized access, disclosure, or use of any protected health information, or any data breach, that would require notification to the affected person(s) or reporting to the Office for Civil Rights, or other comparable federal, state, local, or foreign governmental authorities or regulatory authorities.

3.21 Top Customers and Suppliers.

(a) Schedule 3.21(a) of the Disclosure Schedule contains a true, complete and accurate list of (i) the ten (10) largest suppliers to the Company and its Subsidiaries (excluding utilities) on a consolidated basis, by the aggregate dollar value of purchases by the Company and its Subsidiaries during (A) the twelve (12) month period ended December 31, 2023 and (B) the nine (9) month period ended September 30, 2024 (each, a “Top Supplier”) and (ii) with respect to each Top Supplier, such aggregate dollar value of purchases during such period.

(b) Schedule 3.21(b) of the Disclosure Schedule contains a true, complete and accurate list of (i) the ten (10) largest customers (consolidating into a single customer all known affiliated customers) of the Company and its Subsidiaries by the aggregate dollar value of sales by the Company and its Subsidiaries, taken as a whole, during (A) the twelve (12) month period ended December 31, 2023 and (B) the nine (9) month period ended September 30, 2024 (each a “Top Customer”) and (ii) with respect to each Top Customer, the aggregate dollar value of such sales during such period. From January 1, 2024 to the date of this Agreement, the Company has not received written notice from any such Top Customer that such Top Customer intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Customer conducts with the Company and its Subsidiaries.

3.22 Export Control and Economic Sanctions Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company and each of the Company Subsidiaries has conducted its business in all respects in accordance with applicable provisions of U.S. economic sanctions and export control laws and regulations, including, without limitation, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Export Administration Regulations, and regulations administered by the Office of Foreign Assets Control (31 CFR Part V), and other applicable export laws of the countries where it conducts business (collectively, the “Trade Control Laws”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor any of their respective officers, directors employee, agent or Third Party representatives acting on behalf of the Company or any Company Subsidiary, (i) is currently, or has since January 1, 2023, a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, or (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and without limiting the foregoing:

(a) since January 1, 2023, the Company and each of the Company Subsidiaries has obtained all export licenses, registrations and other approvals required for its exports of products, software and technology from the United States and re-exports of products, software and technology subject to U.S. Law;

(b) since January 1, 2023, the Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses, registrations or other approvals;

(c) since January 1, 2023 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written communication alleging that it is not or may not be in compliance with, or has, or may have any, liability under any such applicable export licenses, registrations or other approvals; and

(d) since January 1, 2023 to the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims against, or audits or investigations of, the Company or any Company Subsidiary with respect to such export licenses, registrations or other approvals.

3.23 Related Party Transactions. There are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.24 Takeover Laws. The Company Board or the Special Committee has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the Transactions, including the Merger, and no “fair price,” “moratorium,” “control share acquisition”, “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation and Bylaws is, and the Company has no rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to the shares of Company Shares, the Merger or the other Transactions.

3.25 Brokers and Expenses. Any agreement pursuant to which any broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary is set forth on Schedule 3.25 of the Disclosure Schedule.

3.26 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Special Committee received an opinion from Houlihan Lokey Capital, Inc. to the effect that, as of the date thereof and based upon and subject to the various qualifications, assumptions, limitations and other considerations set forth therein, the Common Merger Consideration to be received by holders of Company Common Stock (other than Parent, Merger Sub, the Rollover Stockholders and their respective Affiliates) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders, and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect. The Company will deliver a written copy of such opinion to Parent solely for informational purposes as soon as practicable following the date hereof (it being understood and agreed that such opinion is for the benefit of the Company Board only).

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted, except where the failure to do so individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL).

This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent subject to applicable Enforceability Limitations.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) subject to obtaining the consents that are described in Section 4.3(b), and assuming the making of all filings or notifications as may be required in connection with the transactions described herein, or conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract, franchise, grant, authorization, licenses, permit, easement, variance, exception, consent, certificate, certification, approval, order or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, waiting period termination or expiration, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (y) the Exchange Act and (z) the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Financing.

(a) Parent has delivered to the Company a true, accurate and complete copy of an executed debt commitment letter, dated as of the date of this Agreement, by and among Parent and Sponsor, including all exhibits, schedules, annexes and amendments thereto (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, Sponsor has committed to loan the amounts set forth therein to Parent for the purpose of funding in full the cash portion of the Common Merger Consideration (such committed debt financing, the “Debt Financing”), pursuant to the Credit Agreement.

(b) (i) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and (ii) the Debt Commitment Letter constitutes a legal, valid and binding obligation of Sponsor and of Parent, enforceable by and against each of them, in accordance with its terms except as enforceability may be affected by applicable Enforceability Limitations. Other than as expressly set forth in the Debt Commitment Letter, there are no other agreements, side letters, or arrangements, conditions precedent or other contingencies relating to the Debt Commitment Letter that could affect the amount, availability or conditionality of the Debt Financing. The Debt Commitment Letter provides that the Company is an express third-party beneficiary of the Debt Commitment Letter in connection with Company’s exercise of its rights under Section 9.6.

(c) As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, as applicable, under any term of the Debt Commitment Letter or, would (i) make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate in any material respect, (ii) result in any of the conditions in the Debt Commitment Letter not being satisfied or (iii) otherwise result in the Debt Financing not being available on the Closing Date. Assuming satisfaction (or waiver) of the conditions set forth in Sections 7.1 and 7.2, as of the date of this Agreement, each of Parent and Merger Sub has no reason to believe that any of the conditions in the Debt Commitment Letter will fail to be satisfied, or that the full amounts committed pursuant to the Debt Commitment Letter will not be available to be funded, at the Effective Time.

(d) Upon receipt by Parent of the aggregate proceeds from the Debt Financing, Parent shall have sufficient cash and other resources of immediately available funds to purchase and pay for all of the Company Shares that may be converted into the cash portion of the Common Merger Consideration, to make all cash Option Payments and cash RSU Payments required under Section 2.7(a) and Section 2.7(b) and to pay all fees and expenses in connection therewith.

4.5 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, any Subsidiary of Parent, or any property or asset of Parent or any Subsidiary of Parent, before any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any Subsidiary of Parent nor any property or asset of Parent or any Subsidiary of Parent is subject to any material continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or Merger Sub, continuing investigation by, any Governmental Authority of competent jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect.

4.6 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions.

Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any Person.

4.7 Ownership of Company Shares. Assuming the accuracy of the representations set forth in Section 3.24, Neither Parent nor Merger Sub is, nor at any time during the last three (3) years ending on the date of this Agreement has it been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company subject to the restrictions on “business combinations” (as defined in Section 203 of the DGCL) under Section 203 of the DGCL.

4.8 Guaranty . Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, accurate and complete copy of the executed limited guaranty, dated as of the date of this Agreement, from Sponsor in favor of the Company in respect of certain matters on the terms specified therein (the “Guaranty”). As of the date of this Agreement, the Guaranty is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect. The Guaranty, in the form so delivered, constitutes a legal, valid and binding obligation of Sponsor, enforceable against it in accordance with its terms except to the extent subject to applicable Enforceability Limitations. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Sponsor under any term or condition of the Guaranty. Sponsor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Guaranty.

4.9 Brokers and Expenses. Any agreement pursuant to which any broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub is set forth on Schedule 4.9.

4.10 Certain Arrangements. As of the date of this Agreement and except for the Support Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, Sponsor or any of their Affiliates, on the one hand, and any Beneficial Owner of five percent (5%) or more of the outstanding Company Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Transactions or to the operations of the Surviving Corporation after the Effective Time.

4.11 Solvency. Immediately after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith), assuming the accuracy of the representations and warranties set forth in Article 3, Parent and its Subsidiaries, taken as a whole, shall be Solvent.

Article 5

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of the Business Pending the Merger.

(a) The Company covenants and agrees that from the date of this Agreement until the earlier of (1) the Effective Time or (2) valid termination of this Agreement in accordance with Section 8.1, except (w) as expressly contemplated or expressly permitted by this Agreement (including for the avoidance of doubt compliance with Schedule 5.1(c)), (x) as required by applicable Laws, (y) with the prior written approval of Parent (which shall not be unreasonably withheld, delayed or conditioned), or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to, (i) conduct its business in the ordinary course of business and (ii) preserve business organizations and business relationships of the Company and each of Company Subsidiary intact and to maintain existing relationships and goodwill with customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relationships; provided, however, that no action taken by the Company or Company Subsidiaries that is expressly permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions set forth in Section 5.1(b)) shall be deemed to be a breach of this Section 5.1(a).

(b) From the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (w) as expressly contemplated or expressly required by this Agreement (including for the avoidance of doubt compliance with Schedule 5.1(c)), (x) as required by applicable Law, (y) with the prior written approval of Parent (which shall not be unreasonably withheld, delayed or conditioned), or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company will not and will cause all Company Subsidiaries not to, directly or indirectly:

(i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Company Securities, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, phantom stock, or other rights of any kind to acquire any such shares of capital sock or such convertible or exchangeable securities, in each case, except (A) for the issuance of Company Shares pursuant to exercises of the Company Stock Options or vesting of Company RSUs outstanding on the date hereof and any sales by the Company of Company Shares in connection with Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs, (B) for any Permitted Liens and (C) as required by the existing terms of agreements in effect prior to the execution of this Agreement;

(iii) modify the terms of any Company Stock Plan;

(iv) assign, transfer ownership of, lease, sell, pledge, exclusively license, dispose of, abandon, allow to lapse, exchange, or materially encumber any material assets or properties of the Company or any of the Company Subsidiaries, except (A) in the ordinary course of business, (B) for the transfer, lease, sale, license or disposal of assets or properties with a fair market value not in excess of $100,000 individually or $250,000 in the aggregate, (C) for any Permitted Liens, and (D) as required by the existing terms of agreements in effect prior to the execution of this Agreement;

(v) declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its, or any of the Company Subsidiaries’, capital stock;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company, except (i) in accordance with agreements evidencing Company Stock Options or Company RSUs or (ii) Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs;

(vii) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any equity interest in any third Person that is an entity or make any equity investment in any third Person that is an entity or enter into any joint venture, partnership, limited liability company or similar arrangement with any third Person;

(viii) incur any Indebtedness or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any Person, other than Indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices that does not exceed $100,000, in the aggregate;

(ix) acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(x) make any loans, advances or capital contributions to any Person, except for loans, advances or capital contributions to, or investments in, any Company Subsidiary;

(xi) (A) make or rescind any material income Tax election or make any material change to any Tax accounting principles, methods or practices, (B) settle or compromise any material Tax claim or assessments, or (C) except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices;

(xii) make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;

(xiii) settle, pay, satisfy, discharge, release, waive or compromise any claim, arbitration or other Action, other than any Action that involves only the payment of monetary damages of less than $50,000 individually or $250,000 in the aggregate;

(xiv) except as required by Law, or in the ordinary course of business, enter into any Contract or amendment that would be a Company Material Contract if in effect on the date of this Agreement, or amend, modify or waive in any material respect, a Company Material Contract (or any material rights thereunder) in a manner that is materially adverse to the Company or any Company Subsidiary, or consent to the termination of, any Company Material Contract, or waive or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, in each case other than the expiration or termination of a Company Material Contract in accordance with its terms (provided any such termination is made in the ordinary course of business);

(xv) enter into any new line of business outside of the businesses being conducted by the Company or any Company Subsidiary on the date of this Agreement;

(xvi) commence any material Action, except (i) for collections of accounts receivable, (ii) in such cases where the Company in good faith determines that failure to commence such Action would result in the material impairment of a valuable aspect of its business, (iii) as otherwise permitted or required by this Agreement or (iv) to enforce this Agreement;

(xvii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization, recapitalization or other reorganization of the Company (other than the Transactions);

(xviii) terminate, cancel, amend or modify any material insurance policy of the Company in a manner inconsistent with past practice in any material respect or that is not simultaneously replaced by a substantially comparable amount of insurance coverage;

(xix) hire, terminate (other than for cause), engage, appoint or promote any employee, officer, director or other individual servicer provider;

(xx) enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company or any Company Subsidiary under Item 404 of Regulation S-K of the SEC;

(xxi) (i) make or promise any increase in the base compensation or benefits payable to any employee, officer, director or other individual service provider, other than any increase in benefits in connection with the Company’s annual open enrollment process or (ii) grant, pay, award or increase or promise to grant, pay, award or increase any severance, termination pay, retention, change-in-control or similar compensation or benefits of any current or former employee, officer, director or other individual service provider of the Company or any Subsidiary of the Company;

(xxii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xxiii) except to the extent required by applicable Law, establish, adopt, amend, modify, terminate or take any action to accelerate any rights or benefits under any Company Benefit Plan (or any plan or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement); or

(xxiv) agree, expressly authorize, or commit to do any of the foregoing.

(c) The Company shall take the actions set forth on Schedule 5.1(c) in accordance with the dates set forth on Schedule 5.1(c).

5.2 No Control of the Company’s Business. Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to Control or direct the Company’s operations prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, including the restrictions set forth above, complete Control and supervision over its and the Company Subsidiaries’ operations.

Article 6

ADDITIONAL AGREEMENTS

6.1 Access to Information; Confidentiality.

(a) Upon reasonable prior notice, from the date hereof until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, afford Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their officers, employees and other Representatives, may reasonably request as long as these actions are in compliance with all applicable Laws (including data privacy/protection Laws); provided, that such disclosure shall not be required to include (i) any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or, subject to the requirements of Section 6.2, any Acquisition Proposal or Superior Proposal or (ii) any information that is subject to a statutory non-disclosure or similar provision, or that is subject to an attorney-client privilege or other legal privilege, or that is subject to a non-disclosure agreement entered into prior to the date of this Agreement with a third party or to protection as a trade secret. If requested by Parent, the Company agrees to use its commercially reasonable efforts to secure the consent of the appropriate third parties to permit disclosure of such information protected under clause (ii) above to Parent and Merger Sub or to redact such protected information to the extent necessary to address privilege and confidentiality concerns.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.1 shall be held confidential in accordance with the Confidentiality Agreement entered into as of September 30, 2024, between the Company and Deerfield Mgmt IV, L.P., Deerfield Management Company, L.P. and Deerfield Private Design Fund IV, L.P. (the “Confidentiality Agreement”).

(c) The Company may, as it deems necessary in its reasonable judgment based on the advice of outside counsel, designate any competitively sensitive materials provided under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of Parent and will not be disclosed by such outside counsel to employees, officers, or directors of Parent or Merger Sub without the advance written consent of the Company.

6.2 Solicitation of Transactions; Proxy Statement & Stockholders Meeting.

(a) Non-Solicitation.

(i) From and after the date of this Agreement and continuing until the Effective Time or if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall, and shall cause each of its directors and officers to, and shall instruct and use its reasonable best efforts to cause its other Representatives to (A) immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Persons (other than Parent and its Representatives) that are ongoing with respect to any Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal, (B) promptly (and in any event within two (2) Business Days following the date hereof) request in writing that any Third Party that has previously executed a confidentiality or similar agreement with respect to an Acquisition Proposal promptly return to the Company or destroy all non-public information previously furnished to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such agreement, and (C) not, directly or indirectly, except as otherwise permitted by this Section 6.2, (I) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or the making thereof, or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal; (II) conduct, engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information to, any Person (other than Parent, Merger Sub and their Representatives) with respect to, in connection with, or for the purpose of knowingly encouraging, any Acquisition Proposal, or (III) execute or enter into any Acquisition Agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

(ii) Notwithstanding anything to the contrary herein, if at any time following the date hereof and prior to the time the Requisite Company Vote is obtained, in response to a bona fide Acquisition Proposal that was not solicited in material breach of Section 6.2(a)(i) that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal, the Company may, subject to compliance with this Section 6.2(a)(ii), (x) furnish information regarding the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement executed by such Person; provided, that all such information has previously been made available to Parent or is made available to Parent prior to or promptly (and in any event within twenty-four (24) hours) following the time it is provided to such Person (or its Representatives), and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (x) and (y), the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In addition, notwithstanding the foregoing, prior to the time the Requisite Company Vote is obtained, the Company may, to the extent the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law, not enforce any confidentiality, standstill or similar agreement to which the Company is a party for the sole purpose of allowing the other party to submit confidentially to the Board or the Special Committee an Acquisition Proposal that will constitute, or would reasonably be expected to lead to, a Superior Proposal, which did not result from a breach by the Company of Section 6.2(a)(i). The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent if the Company commences furnishing non-public information or commences discussions or negotiations in accordance with this Section 6.2(a)(ii).

(iii) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of Acquisition Proposal) which did not result from a material breach of this Section 6.2 that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith after consultation with its outside legal counsel that, if consummated, would be more favorable to the Company’s stockholders (in their capacities as stockholders) than the Transactions, including the Merger, after taking into account the timing, likelihood of consummation, financial, legal, financing, regulatory and other terms and conditions of such proposal, including any financing terms thereof, and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) as the Company Board (acting on the recommendation of the Special Committee) or the Special Committee considers to be appropriate.

(b) (i) Except as set forth in this Section 6.2, until the earlier of the time the Requisite Company Vote is obtained and the valid termination of this Agreement in accordance with Section 8.1, neither the Company Board nor any committee thereof shall: (x) (A) withhold, withdraw, modify, amend or qualify or authorize or publicly propose to withdraw, modify, amend or qualify, in each case in any manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) make any recommendation in support or any tender offer or exchange offer for the Company Common Stock, or fail to recommend against acceptance, of any tender offer or exchange offer for the Company Common Stock within five (5) Business Days of the commencement of such offer, (C) fail to reconfirm the Company Board Recommendation within five (5) Business Days after the commencement of a tender offer or exchange offer or public announcement of an Acquisition Proposal after written request from Parent to do so, (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, or (E) fail to include the Company Board Recommendation in the Proxy Statement (any of the foregoing in clauses (A)-(E), a “Change in Recommendation”), or (y) authorize, cause, permit, adopt or recommend, or publicly propose to authorize, cause, permit, adopt or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (any of the foregoing, an “Acquisition Agreement”).

(ii) Notwithstanding anything to the contrary contained in this Agreement, if the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel) that failure to take a certain action would be inconsistent with its fiduciary duties under applicable Law, the Company Board (acting on the recommendation of the Special Committee) or the Special

Committee may at any time prior to (but not after) the time the Requisite Company Vote is obtained, make a Change in Recommendation, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company or any Company Subsidiary that was not known, or reasonably foreseeable, to the Company Board or the Special Committee as of, or prior to, the date of this Agreement, becomes known by the Company Board or the Special Committee after the date of this Agreement and prior to the time the Requisite Company Vote is obtained (for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) shall be considered known and reasonably foreseeable occurrences) (an “Intervening Event”); provided, however, that neither the Company Board nor the Special Committee may effect a Change in Recommendation due to an Intervening Event unless (x) the Company shall have provided prior written notice to Parent at least four (4) Business Days in advance of its intention to take such action, including specifying in reasonable detail the Intervening Event and the potential reasons that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee is proposing to effect a Change in Recommendation, (y) prior to effecting such Change in Recommendation, the Company shall, and shall cause its Representatives to, during such four (4) Business Day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary (and in the event of any material change to the circumstances related to the Intervening Event that is adverse to the stockholders of the Company, the Company shall, in each case, deliver to Parent an additional notice consistent with that described clause (x) and a renewed negotiation period under this proviso shall commence (except that the four (4) Business Day period shall instead be equal to two (2) Business Days) following each such revised notice) and (z) following the end of such four (4) Business Day period (or subsequent period if extended pursuant to clause (y)), the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel), and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the failure to make a Change in Recommendation is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; and provided, further, that neither the Company Board nor the Special Committee shall not be permitted to effect a Change in Recommendation pursuant to this Section 6.2(b)(ii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 6.2(b)(iii)).

(iii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to (but not after) the time the Requisite Company Vote is obtained, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may in response to an Acquisition Proposal that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal and that was made after the date of this Agreement and did not result from a material breach of Section 6.2(a)(i) (A) make a Change in Recommendation if the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, that failure to make such Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(f) and concurrently with such termination enter into an Acquisition Agreement for such Superior Proposal, in the case only if the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, failure to so terminate this Agreement and enter into an Acquisition Agreement for such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law; provided, however, that neither the Company Board nor the Special Committee may effect a Change in Recommendation or terminate this Agreement unless (w) the Company has complied with Section 6.2(c), (x) the Company shall have provided prior written notice to Parent at least four (4) Business Days in advance of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the Person making any such Superior Proposal and a copy of the Superior Proposal and any proposed Acquisition Agreements, including any change or modification to any Acquisition Proposal (or if not provided in writing to the Company, a written summary of the terms thereof) and a summary of any related financing commitments in the Company’s possession (a “Notice of Designated Superior Proposal”), (y) prior to effecting such Change in Recommendation or termination of this Agreement, the Company shall, and shall cause its Representatives to, during such four (4) Business Day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary and such Superior Proposal no longer constitutes a Superior Proposal (and in the event of any material change to any of the financial terms (including the form, amount and timing of payment of consideration) of such Superior Proposal that is adverse to the stockholders of the Company, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in the definition of a Notice of Designated Superior Proposal and a renewed negotiation period under this proviso shall commence (except that the four (4) Business Day period shall instead be equal to two (2) Business Days following each such revised notice)) and (z) following the end of such four (4) Business Day period (or subsequent period if extended pursuant to clause (y)), the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel), and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect); provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect and the Company may not enter into any Acquisition Agreement, unless substantially concurrently with such termination the Company pays by wire transfer of immediately available funds the Company Termination Fee in accordance with Section 8.3(a).

(c) Without limiting any other obligations set forth in this Section 6.2, the Company shall promptly (and in any event within twenty-four (24) hours) advise Parent in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal

(including any changes or modifications thereto) and the identity of the Person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the material terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry, and any changes or modifications thereto), except (and solely to the extent) such notification or disclosure is prohibited by the terms of a confidentiality agreement to which the Company is a party as of the date of this Agreement.

(d) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company or the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee from (i) making any disclosure to the Company’s stockholders if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law, or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the stockholders); provided, that this Section 6.2(d) shall not permit the Company Board or the Special Committee to effect a Change in Recommendation except to the extent explicitly permitted by this Section 6.2.

(e) Proxy Statement; Information Supplied.

(i) The Company shall prepare and file with the SEC, as promptly as reasonably practicable (and in any event no later than twenty-five (25) days after the date of this Agreement), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Except to the extent expressly permitted by Section 6.2(b), each iteration of the Proxy Statement filed with the SEC shall include the Company Board Recommendation and, unless there has been a Change in Recommendation in accordance with Section 6.2(b), the Company will continue to use its reasonable best efforts to obtain the Requisite Company Vote including the solicitation of proxies therefor. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement and shall ensure that the Proxy Statement complies in all material respects with the requirements of all applicable Laws.

(ii) The Company will provide Parent and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents related to the Stockholders Meeting prior to filing such documents with the applicable Governmental Authority and mailing such documents (if applicable) to the Company’s stockholders. The Company will consider in good faith for inclusion in the Proxy Statement and such other documents related to the Stockholders Meeting all comments reasonably and promptly proposed by Parent or its legal counsel and the Company agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. The Company shall ensure that the Proxy Statement

(A) will not on the date first mailed (if applicable) to stockholders of the Company, at the time of the Stockholders Meeting or filed with the SEC (as applicable), or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (1) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement (which Parent shall ensure satisfies the requirements of clauses (A)-(B) of the preceding sentence) and (2) Parent, Merger Sub and their respective Affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its Affiliates for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and the Company shall promptly prepare (with the assistance of Parent) and mail to its stockholders (if applicable), such an amendment or supplement, in each case, to the extent required by applicable Law. The Company agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law.

(iii) The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement to either the Proxy Statement or for additional information and without limiting the generality of the undertakings pursuant to this Section 6.2(e), will (A) promptly provide to Parent copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, (B) provide Parent, its financial advisors and legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, (C) consider in good faith any comments reasonably and promptly proposed by Parent or its legal counsel and (D) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement). The Company shall (x) use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, (y) use its reasonable best efforts to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement, and (z) file the Proxy Statement in definitive form with the SEC and cause the definitive Proxy Statement to be mailed as promptly as possible (and in no event more than three (3) Business Days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 P.M. Eastern Time on the tenth (10th) calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.

(iv) Subject to compliance with the terms of Section 6.2, in connection with any disclosure regarding a Change in Recommendation relating to a Superior Proposal or Acquisition Proposal, the Company shall not be required to provide to Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in), or permit Parent or Merger Sub to participate in any discussions with the SEC regarding, the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC solely with respect to such disclosure.

(f) Stockholders Meeting.

(i) As promptly as reasonably practicable after the SEC advises that is has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company, acting through the Company Board or any committee thereof, and in accordance with applicable Law, the Company’s Organizational Documents and the rules and regulations of the Nasdaq, shall duly call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as reasonably practicable (and in no event later than thirty (30) days) following the date of the first mailing of the definitive Proxy Statement to stockholders of the Company, for the purposes of obtaining the Requisite Company Vote and to cause such vote to be taken, and shall not postpone or adjourn such meeting unless, (A) if, as of the time for which the Stockholders Meeting is scheduled (the “Original Meeting Date”), (1) the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present or (2) it is necessary to ensure that any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be delivered and in each case, if Parent so requests or the Company so elects, the Company shall postpone or adjourn, or make one or more successive postponements or adjournments of, the Stockholders Meeting as long as the date of the Stockholders Meeting is not postponed or adjourned more than ten (10) Business Days in connection with any one postponement or adjournment or more than an aggregate of forty-five (45) days from the Original Meeting Date in reliance on this clause (A), (B) if in the good faith judgment of the Company Board (acting upon the recommendation of the Special Committee after consultation with its outside legal advisors) failure to adjourn, delay or postpone the Stockholders Meeting would be inconsistent with the fiduciary duties of the Company Board (or the Special Committee) under applicable Law or (C) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). In furtherance of the foregoing, as promptly as practicable after the date hereof, the Company shall, in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Stockholders Meeting. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Requisite Company Vote and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Stockholders Meeting.

(ii) Once the Company has established a record date for the Stockholders Meeting, the Company will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable Law. The Company agrees that, unless this Agreement is terminated in accordance with

Section 8.1, and, to the extent required by the terms of this Agreement, the Company has paid to Parent the Company Termination Fee in accordance with Section 8.3, its obligations to hold the Stockholders Meeting pursuant to this Section 6.2 shall not be affected in any manner, including in connection with (i) the making of a Change in Recommendation by the Company Board or the Special Committee or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.

6.3 Employee Benefits Matters.

(a) If so directed by Parent in writing at least ten (10) days prior to the Effective Time, the Company Board will adopt (and will cause any other sponsor of the applicable Company Benefit Plan to adopt), at least three (3) Business Days prior to the Effective Time, resolutions terminating any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the sooner of (i) the day immediately preceding the Closing Date and (ii) the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent, in either case, contingent upon the occurrence of the Closing. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries or any other applicable Company Benefit Plan sponsor, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.

(b) Nothing in this Agreement shall (i) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any plan or any employee or service provider program or arrangement of Parent or any of its Subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time), or (ii) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other Persons prior to or following the Effective Time. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its Subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time).

6.4 Directors’ and Officers’ Indemnification and Insurance.

(a) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the date of the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent under applicable Law, each Indemnified Person against any costs or expenses (including reasonable and documented attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any pending or threatened action, suit or proceeding (whether arising before or after the Effective Time) arising out of or related to the fact that such Person is or was an Indemnified Person and pertaining to actions or omissions taken at or prior to the Effective Time. For any such pending or threatened action, suit or proceeding, Parent shall cause the Surviving Corporation, to advance expenses (including attorneys’ fees) of each Indemnified Person as incurred in respect of the foregoing to the fullest extent permitted by applicable Law; provided, however, that, to the extent required by applicable Law, the payment of any such expenses in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Person to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified. From and after the Effective Time until the sixty (6th) anniversary of the date of the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify, advance expenses, defend, hold harmless, or exculpate any or advance of expense or similar agreement by the Company or any Company Subsidiary in favor of any Indemnified Person (the “Indemnification Agreements”) and any indemnification, exculpation or advancement of expenses provisions under the Certificate of Incorporation or Bylaws (or comparable organizational documents), in each case as in effect on the date of this Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law.

(b) Prior to the Effective Time, the Company shall, and for six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, that, in satisfying its obligation under this Section 6.4(b), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year (provided that if the annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). Notwithstanding the foregoing, at any time the Surviving Corporation may, and prior to the time the Requisite Company Vote is obtained, the Company may, purchase a “tail” directors’ and officers’ liability insurance policy, covering the same Persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth (6th) annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.4(b) shall be deemed satisfied for so long as such insurance is in full force and effect, and covers the matters that would otherwise be covered pursuant to this Section 6.4(b); provided, that the Company may not purchase a “tail” directors’ and officers’ liability insurance policy with annual premiums in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year for D&O Insurance.

(c) The rights of each Indemnified Person under this Section 6.4 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and his or her heirs, successors and assigns and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.4 applies without the consent of such affected Indemnified Person.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, including pursuant to a division transaction, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (including any surviving, continuing or resulting entities), as the case may be, shall assume the obligations set forth in this Section 6.4.

6.5 Anti-Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover or other similar Law is or becomes, or may purport to be, applicable to this Agreement or any of the Transactions, the Company and Company Board shall grant such reasonable approval and take such reasonable action as necessary so that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate or minimize the effect of such Law on this Agreement and the Transactions.

6.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub in writing of: (i) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 7.2(a) would not be satisfied or any failure of the Company to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 7.2(b) would not be satisfied; and (ii) the occurrence or existence of any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Parent shall give prompt notice to the Company in writing of any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the becoming untrue or incorrect or failure to so comply, as applicable, would cause the condition set forth in Section 7.3(a) or 7.3(b), as applicable, to not be satisfied. For clarity, unintentional failure to give notice under the foregoing provisions of this Section 6.6 shall not be deemed to be a breach of covenant under this Section 6.6 and shall constitute only a breach of the underlying representation, warranty, covenant or agreement, as the case may be. The Company and Parent shall each promptly advise the other Party of (a) any notice or other written communication received from any counterparty to a material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Transactions (and provide a copy thereof), or (b) any notice or other written communication from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions (and provide a copy thereof). The Company shall promptly notify Parent of any written notice or other written communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any Subsidiary of the Company as a result of the Transactions.

6.7 Litigation. Until the valid termination of this Agreement in accordance with Section 8.1, each Party shall promptly notify the other Parties of any Action that shall be instituted or threatened in writing against such Party to restrain, prohibit or otherwise challenge the legality of or seek damages in connection with this Agreement or any Transaction. Each Party shall promptly (and in any event within twenty-four (24) hours) notify the others of any new Action that is instituted or threatened in writing against the Company, any of the Company Subsidiaries, Merger Sub or Parent, as the case may be, that would have been listed in Section 3.9 of the Disclosure Schedule or would constitute an exception to Section 4.5, as the case may be, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in (but not control and to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise materially affected) the defense or settlement of any stockholder litigation or claims against the Company or any of its directors relating to the Transactions. The Company shall not settle or make an offer to settle any litigation by any Company stockholder against the Company or any director relating to this Agreement or the Transactions without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.8 Consents and Approvals. The Parties shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use its reasonable best efforts to promptly obtain all permits, consents, waiting period expirations or terminations, approvals and authorizations of all Governmental Authorities that are necessary or reasonably deemed advisable by both Parties to consummate the Transactions. The Company shall also use its commercially reasonable efforts to obtain all consents required to be listed on Section 3.5(a) of the Disclosure Schedule (for clarity, the Company will not be required to pay any monies or make any other concession to any Third Party in connection therewith, except to the extent expressly required by the terms of any Contract with such Third Party). The Parties shall consult with each other with respect to the obtaining of all such permits, consents, approvals, waiting period expirations or terminations and authorizations, and each Party will keep the other apprised of the status of matters relating to completion of the Transactions.

6.9 Minimum Cash Balance. The Company shall maintain, on each day during each month ending after the date of this Agreement, an aggregate amount of unrestricted cash in deposit accounts of the Company of not less than the amount set forth for such month on Schedule 6.9.

6.10 Rule 16b-3. Prior to the time the Requisite Company Vote is obtained, the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.7 and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Delisting. Each Party agrees to cooperate with the other Parties in taking, or causing to be taken, and the Company agrees to use reasonable best efforts to take, all actions necessary, proper or advisable to (a) delist the Company Common Stock from Nasdaq and (b) terminate the registration of the Company Common Stock under the Exchange Act, in each case as promptly as reasonably practicable (and in any event no more than ten (10) days) after the Effective Time; provided, that such delisting or termination shall not be effective until after the Effective Time.

6.12 Further Assurances. Each of the Parties shall use its reasonable best efforts to effect the Transactions, subject to the terms and conditions set forth in this Agreement and the other agreements contemplated hereby. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.

6.13 Public Announcements. Parent and the Company shall issue a joint press release announcing the execution and delivery of this Agreement. No press release or public announcement, statement or disclosure concerning the Merger or any other Transaction shall be issued by any Party without the prior consent of Parent, in the case of the Company, or the Company in the case of Parent or Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) the Proxy Statement, upon the terms set forth in this Agreement, (ii) in connection with any actions permitted by Section 6.2(b), (iii) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates, in each case who are subject to customary confidentiality obligations, and (iv) as such release, statement, announcement, or other disclosure made with respect to the Merger or any other Transaction contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the relevant Party in accordance with this Section 6.12.

6.14 Fees and Expenses. Except as provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

6.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions on the terms and subject to the conditions set forth in this Agreement.

6.16 Transfer Taxes. Parent will, at its expense, timely file all Tax Returns and other documentation necessary with respect to all Transfer Taxes and timely pay all Transfer Taxes shown as due on such Tax Returns and, to the extent required by applicable Law, the parties hereto will cooperate in the execution of such Tax Returns and other documentation.

6.17 Lease Agreements. From the date hereof until the earlier of (a) the satisfaction of the conditions set forth in Section 7.2(g) and (b) the valid termination of this Agreement in accordance with Article 8, each of the Company and Parent shall use its reasonable best efforts to cause the conditions set forth in Section 7.2(g) to be satisfied, which in the case of Parent shall include, to the extent reasonably requested by any applicable landlord, a business and operating plan demonstrating the Company’s intention to operate as a going concern after the Closing; provided that, for the avoidance of doubt, in no event shall Parent or any of its Affiliates (including, for the avoidance of doubt, Sponsor) be obligated to assume, or to provide any guarantee of (or any other form of assurance or security in respect of), the 3033 Lease Agreement or any obligations thereunder, the 3010 Lease Agreement or any obligations thereunder, or the 10010 Lease Agreement or any obligations thereunder.

6.18 Section 280G. If any payment or benefit payable to a “disqualified individual” (within the meaning of Code Section 280G) (a) constitutes a “parachute payment” (within the meaning of Code Section 280G), and (b) but for this Section 6.18, would be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then such “parachute payment” shall be subject to cutback in accordance with the terms of Section 5(e) of the Company’s Executive Severance Plan in effect as of the date of this Agreement.

Article 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) This Agreement shall have been duly adopted by holders of Company Shares constituting the Requisite Company Vote in accordance with applicable Law and the Certificate of Incorporation and Bylaws.

(b) No Governmental Authority of competent jurisdiction shall have enacted, issued, amended, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing, enjoining, prohibiting or making illegal consummation of the Transactions, including the Merger.

7.2 Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) (i) the representations and warranties of the Company set forth in this Agreement, other than Sections 3.1(a), 3.3(a), 3.3(b), 3.3(c), 3.3(e), 3.4, 3.8(i), and 3.25, shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made at or as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(e) shall be true and correct in all respects as of the Effective Time as though made at or as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, for any de minimis inaccuracies and (iii) the representations and warranties of the Company set forth in Sections 3.1(a), 3.4, 3.8(i) and 3.25 shall be true and correct in all respects as of the Effective Time as though made at or as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period).

(b) The Company shall have performed in all material respects the covenants or agreements of the Company under this Agreement to be performed or complied with by it as of such time.

(c) Since the date of the Agreement, a Company Material Adverse Effect shall not have occurred that is continuing as of the Closing.

(d) The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by a duly authorized executive of the Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) shall have been satisfied.

(e) The Company shall have delivered to Parent a certificate in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(f) The Company shall have paid in full all outstanding balances (including all late payments and other similar payments) to The Trustees of Columbia University in the City of New York, a New York corporation (“Columbia”), and the Company shall have obtained a written acknowledgement from Columbia confirming to its knowledge that the Exclusive License Agreement, dated as of August 12, 2016, by and between Columbia and the Company, as amended by the First Amendment dated as of September 7, 2016, Second Amendment dated as of November 4, 2016, and Third Amendment dated as of June 20, 2017, remains in full force and effect.

(g) The Company shall have (i) obtained written consent from the 3010 Lease Landlord, in form and substance reasonably acceptable to Parent, approving any assignment of the 3010 Lease Agreement that may be deemed effected by Transactions, affirming that the 3010 Lease Agreement shall remain in full force and effect immediately following consummation of the Transactions, and waiving (or deeming satisfied) any notice requirements or events of default arising out of the Transactions, (ii) (A) obtained written consent from the 3033 Lease Landlord, in form and substance reasonably acceptable to Parent, approving any assignment of the 3033 Lease Agreement that may be deemed effected by Transactions, affirming that the 3033 Lease Agreement shall remain in full force and effect immediately following consummation of the Transactions, and waiving (or deeming satisfied) any notice requirements or events of default arising out of the Transactions, or (B) if requested in writing by Parent, entered into a termination agreement with the 3033 Lease Landlord, in form and substance reasonably be acceptable to Parent, whereby the 3033 Lease Agreement shall be terminated, effective as of prior to the Effective Time, without further liability to the Company or its Affiliates (including Parent) and (iii) obtained written consent from the 10010 Lease Landlord, in form and substance reasonably acceptable to Parent, approving any assignment of the 10010 Lease Agreement that may be deemed effected by Transactions, affirming that the 10010 Lease Agreement shall remain in full force and effect immediately following consummation of the Transactions, and waiving (or deeming satisfied) any notice requirements or events of default arising out of the Transactions.

7.3 Conditions to the Obligation of the Company the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 4 shall have been true and correct in all respects as of the Effective Time as though made at or as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have performed in all material respects the covenants or agreements required under this Agreement to be performed or complied with by it as of such time.

(c) Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Closing Date signed on their respective behalves by a duly authorized executive of such Party to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) shall have been satisfied.

Article 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time only as follows:

(a) By mutual written consent of Parent and the Company by action of Parent and the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, respectively; or

(b) By either Parent or Merger Sub, on the one hand, or by the Company, on the other hand (upon approval of the Company Board (acting on the recommendation of the Special Committee) or the Special Committee), if:

(i) the Closing shall not have occurred on or before the date that is four (4) months following the date hereof (or such later date as Parent and the Company (upon approval of the Company Board (acting on the recommendation of the Special Committee) or the Special Committee) may agree in writing (such date, the “Outside Date”)); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation or perform any covenant under this Agreement has been the substantial or primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(ii) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or other Law that (A) makes the consummation of the Merger illegal or otherwise prohibited, or (B) permanently enjoins Parent and the Company from consummating the Transactions, and, in each case, such Order or Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, such Order or other Law;

(iii) the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting at which a final vote on adoption of this Agreement is taken in accordance with this Agreement; provided, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the Company is then in breach of any of its representations, warranties or covenants herein such that any condition set forth in Sections 7.2(a) or 7.2(b) would not be satisfied;

(c) By either Parent or Merger Sub, if there is an inaccuracy in the Company’s representations or warranties herein, or a breach by the Company of its covenants herein, in either case such that if continuing to occur at the Effective Time a condition set forth in Sections 7.2(a) or 7.2(b) would not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) Business Days from the date the Company is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Agreement pursuant to this Section 8.1(c) (x) prior to such date if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date; provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Parent or Merger Sub if Parent or Merger Sub is then in breach of any of its representations, warranties or covenants herein such that any condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied; or

(d) By either Parent or Merger Sub, if the Company Board or any committee thereof shall have made a Change in Recommendation (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement pursuant to this Section 8.1(d)) provided, however, that Parent and Merger Sub may not terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub fails to terminate this Agreement pursuant to this Section 8.1(d) prior to 11:59 p.m., Eastern Time on the date which is ten (10) Business Days after Parent is notified in writing that the Company Board has effected a Change of Recommendation; or

(e) By the Company (upon approval of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee), if there is an inaccuracy in Parent’s or Merger Sub’s representations or warranties herein, or a breach by Parent or Merger Sub of its covenants herein, in either case such that if continuing to occur at the Effective Time a condition set forth in Sections 7.3(a) or 7.3(b) shall not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) Business Days from the date Parent is notified in writing by the Company of such breach, the Company may not terminate the Agreement pursuant to this Section 8.1(e) (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date; provided, further, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Company if the Company is then in breach of any of its representations, warranties or covenants herein such that any condition set forth in Sections 7.2(a) or 7.2(b) would not be satisfied; or

(f) By the Company (upon approval of the Company Board (acting upon the recommendation of the Special Committee)), prior to obtaining the Requisite Company Vote, in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.2 (after compliance in all material respects with Section 6.2) either concurrently with or immediately following such termination; provided, that immediately prior to or concurrently with (and as a condition to) such termination the Company pays to Parent the Company Termination Fee in accordance with Section 8.3.

(g) By the Company (upon approval of the Company Board (acting upon the recommendation of the Special Committee)), if all of the conditions set forth in Section 7.2(g) have not been satisfied or waived by Parent on or prior to the date that is twenty-one (21) calendar days after the date hereof, but only during the period commencing on the date that is twenty-two (22) calendar days after the date hereof and ending on the date immediately preceding the first (1st) date thereafter on which all of the conditions set forth in Section 7.2(g) are satisfied or waived by Parent; provided, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company if the Company is then in material breach of Section 6.17.

8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders, or Affiliates; provided, that, (a) Section 6.1(b) (Confidentiality), Section 6.13 (Public Announcements), Section 6.14 (Fees and Expenses), Section 8.3 (Termination Fees), Article 9 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) subject to Section 8.3(c), such termination shall not relieve any party from liability for any Willful and Material Breach of its representations or warranties or covenants hereunder or fraud. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the Parties except to the extent provided for in such other agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate monetary liability of Parent, Merger Sub or any of their Affiliates relating to or arising out of this Agreement or the Transactions (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or fraud by Parent, Merger Sub or its Affiliates, and any consequential, special, indirect, punitive or other damages) exceed $2,533,744 (the “Damages Cap”), and under no circumstances shall any Person (including the Company, the Company’s stockholders and their respective Affiliates) be entitled to seek or obtain any monetary recovery or award (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or fraud by Parent or Merger Sub or any consequential, special, indirect, punitive or other damages) in the aggregate in excess of the Damages Cap against Parent, Merger Sub or their respective Affiliates for, or with respect to, this Agreement or the Transactions (including any claim for breach (including Willful and Material Breach) or fraud), the termination of this Agreement, the failure to consummate the Transactions (including the Merger) or any claims or Actions under applicable Law arising under this Agreement, any other agreement related to the Transactions or otherwise.

(b) The Parties acknowledge and agree that nothing in this Section 8.2 or Section 8.3 shall be deemed to affect their right to specific performance under Section 9.6. Notwithstanding anything to the contrary in this Agreement, it is agreed that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.6, under no circumstances will the Company or any of its Affiliates be permitted or entitled to receive both (A) a grant of specific performance that results in the occurrence of the Closing and (B) payment of any monetary damages.

8.3 Termination Fees.

(a) In the event that this Agreement is terminated:

(i) (A) by Parent, Merger Sub or the Company pursuant to Section 8.1(b)(i) (and at the time of any such termination the condition set forth in Section 7.1(b) has been satisfied and), Section 8.1(b)(iii) or Section 8.1(c), and (B) (x) an Acquisition Proposal by a Third Party shall have been publicly announced by any Person after the date of this Agreement and not withdrawn prior to such termination and (y) within twelve (12) months after such termination (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (2) an Acquisition Proposal is consummated (with all references to 20% in the definition thereof being treated as references to 50% for purposes of this Section 8.3(a));

(ii) by Parent or Merger Sub pursuant to Section 8.1(c);

(iii) by Parent or Merger Sub pursuant to Section 8.1(d); or

(iv) by the Company pursuant to Section 8.1(f);

then, in any such event, the Company shall pay Parent the Company Termination Fee, which amount shall be payable by wire transfer of immediately available funds. The Company Termination Fee shall be paid (x) in the circumstances described in clause (i) above, substantially concurrently with the earlier of the entry into definitive agreements for, or upon consummation of, an Acquisition Proposal, (y) in the circumstances described in clause (ii) or clause (iii) above, within two (2) Business Days of the termination, and (z) in the circumstance described in clause (iv) above, substantially concurrently with and as a condition to the termination.

(b) Notwithstanding anything to the contrary in this Agreement, each of the Parties expressly acknowledges and agrees on behalf of itself and its respective Affiliates that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that, except in the case of fraud or a Willful and Material Breach occurring prior to such termination, will compensate Parent and Merger Sub, respectively, in the circumstances in which the Company Termination Fee is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each of the Parties expressly acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, each of the Parties expressly acknowledges and agrees that Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 8.3, in circumstances in which the Company Termination Fee is payable, shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise) of Parent, Merger Sub, Sponsor and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, trustees, officers, employees, agents or affiliates (the “Parent Related Parties”) against the Company and the Company Subsidiaries and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or affiliates (collectively, the “Company Related Parties”) and any Person who pays the Company Termination Fee on the Company’s behalf for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or any contract or agreement executed in connection herewith and the Transactions (including in respect of any breach, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances, and upon payment of the Company Termination Fee, if due, to Parent pursuant to this Section 8.3, none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the avoidance of doubt, each of the Parties expressly acknowledges and agrees that, in circumstances in which the Company Termination Fee is not payable, none of the foregoing nor anything else contained in this Agreement is intended to limit Parent and Merger Sub’s right to seek monetary damages from the Company in the event of the Company’s Willful and Material Breach of this Agreement or in the case of fraud.

(d) Any fee or other amount payable pursuant to this Section 8.3 shall be paid free and clear of all deductions and withholdings.

Article 9

GENERAL PROVISIONS

9.1 No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), sent by electronic mail during a Business Day, on or prior to 5:00 p.m. Eastern Time (or the next Business Day if sent after 5:00 p.m. Eastern Time on such Business Day or on any non-Business Day, in either case so long as no mail undeliverable or other rejection notice has been received), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt of proof of delivery) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub or Sponsor:

Singular Genomics Parent, LLC

c/o Deerfield Private Design Fund IV, L.P.

345 Park Avenue South

New York, NY 10010

Attention: Andrew ElBardissi, M.D.; Lawrence Atinsky; Bryan Sendrowski

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Attention: Mark D. Wood; Joshua A. Feiger

if to the Company:

Singular Genomics Systems, Inc.

3010 Science Park Road

San Diego, CA 92121

Attention: Andrew Spaventa; Eric Stier

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Road

Suite 200

San Diego, CA 92130

Facsimile No: (650) 321-2800

Attention: John H. Olson; Ryan J. Gunderson

and

Richards, Layton & Finger, P.A.

920 N. King St.

Wilmington, DE 19801

Facsimile No.: (302) 651-7701

Attention: John Mark Zeberkiewicz

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.4 Entire Agreement; Assignment; No Other Representations or Warranties.

(a) This Agreement, together with the exhibits, schedules and annexes hereto (including the Disclosure Schedules) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Merger Sub may assign all or any of their rights hereunder (i) to any wholly owned Subsidiary of Parent so long as Parent and Merger Sub remain liable for all of the obligations contemplated under this Agreement and (ii) after the Effective Time, to any Person. For the avoidance of doubt, the Disclosure Schedules shall not be deemed part of this Agreement for purposes of the DGCL but shall have the effects provided in this Agreement.

(b) Except for the representations and warranties contained in Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub nor any Person on their behalf relies upon, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or any of the Company Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of the Company Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as may be expressly set forth in Article 3 of this Agreement. For the avoidance of doubt, nothing in this Section 9.4 shall limit Parent or Merger Sub’s rights with respect to any Willful and Material Breach or fraud.

(c) Except for the representations and warranties contained in Article 4, the Company and each Company Subsidiary acknowledge that neither Parent, Merger Sub, nor any Person on behalf of Parent or Merger Sub make, and neither the Company nor any Company Subsidiary nor any Person on their behalf relies upon, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company or any Company Subsidiary in connection with the Transactions.

9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, (i) following the Effective Time, the rights of holders of Company Shares to receive payment for the Company Shares converted into cash pursuant to the Merger and the rights of holders of Company Stock Options, Company RSUs and other convertible securities to receive payment pursuant to Section 2.7, (ii) Section 6.4 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such persons), (iii) Section 8.3(c) (which is intended to be for the benefit of the Parent Related Parties and may be enforced by such persons) and (iv) Sections 9.7 and 9.8 (which are intended to be for the benefit of the Sponsor and may be enforced by the Sponsor). The Parties further agree that the rights of third-party beneficiaries under clauses (i) and (ii) shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation of the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances of the date of this Agreement or as of any other date.

9.6 Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at Law or equity, and nothing herein shall be deemed a waiver by any Party of any right to injunctive relief or specific performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. Without in any way limiting the foregoing, the Company acknowledges and agrees that in the event the Merger is not consummated due to a breach by Parent hereunder, the recoverable damages of the Company hereunder shall not be limited to reimbursement of costs and expenses but shall be based upon the loss of the benefit of the bargain by securityholders of the Company (including any lost premium), which shall be deemed to be damages of the Company and shall be recoverable by the Company on behalf of the securityholders.

(b) The right to specific enforcement hereunder shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement (including the right of the Company to cause Parent to cause (including via specific performance) Sponsor under the Debt Commitment Letter and the Credit Agreement to fund the amounts due thereunder) and the right of Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the Parties further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.6, and each of the Parties irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand, and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement, in each case, on the basis that (x) either Party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at equity or Law, or any similar grounds. If, prior to the Outside Date, any Party commences an action to enforce specifically the performance of the terms and provisions of this Agreement (other than any such terms and provisions that expressly survive the termination of this Agreement) by any other Party, the Outside Date shall automatically be extended to the later of (i) 5:00 p.m. Eastern Time on the twentieth (20th) Business Day following the resolution of such Action and (ii) such other date and time established by the court presiding over such Action, as the case may be, solely if such later date and time is later than the Outside Date.

9.7 Governing Law.

(a) This Agreement and the Debt Commitment Letter, and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the Debt Commitment Letter or the negotiation, execution or performance hereof or thereof, shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable choice of law or conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction that would result in the application of the Laws of any jurisdiction other than Delaware).

(b) All actions and proceedings arising out of or relating to this Agreement or the Debt Commitment Letter shall be heard and determined in the Delaware Court of Chancery, or if such court does not have proper jurisdiction, the Superior Court of the State of Delaware, or if no such state court has proper jurisdiction, then the Federal courts located in the State of Delaware, and of the appropriate appellate courts therefrom (collectively, the “Delaware Courts”). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Courts for the purpose of any Action arising out of or relating to this Agreement or the Debt Commitment Letter brought by any Party, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, the Debt Commitment Letter or the Transactions may not be enforced in or by any of the above-named courts. Each Party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by applicable Law and irrevocably agrees to be bound by any such final judgment from which no appeal may be taken or is available in connection with this Agreement or the Debt Commitment Letter.

9.8 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS. Each of the Parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties (and the Sponsor, as applicable) have been induced to enter into this Agreement, the Debt Commitment Letter and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) The word “or” shall not be exclusive.

(e) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.

(f) The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date.

(g) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders such term.

(h) References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(i) References to “dollars” or “$” shall mean U.S. dollars.

(j) References to days shall mean calendar days unless Business Days are expressly specified.

(k) References to “written” or “in writing” shall include in electronic form.

(l) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m) The phrase “made available to Parent” when used herein, shall mean that the subject documents (i) were uploaded to the electronic data room entitled “Project Saturn” maintained by the Company’s virtual datasite hosted by Donnelley Financial Solutions, at least two (2) Business Days prior to the execution of this Agreement or (ii) included in the forms, reports and other documents filed or furnished by the Company with the SEC between January 1, 2024, and the date two (2) Business Days prior to the execution of this Agreement.

9.10 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors (provided that, in the case of any such action by the Company shall be upon the approval of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee) at any time prior to the Effective Time; provided, that after receipt of the Requisite Company Vote, if any such amendment shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

9.11 Waiver. At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver given by the Company shall be subject to the approval of the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.12 Counterparts. This Agreement may be executed and delivered (including by DocuSign or other form of electronic transmission) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. No Party shall raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through electronic transmission as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

9.13 No Recourse to Non-Parties. Notwithstanding anything in this Agreement to the contrary, each Party agrees, on behalf of itself and its Affiliates, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (i) this Agreement or any other agreement referenced herein or the Transactions, (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (iii) any breach or violation of this Agreement or any other agreement referenced herein and (iv) any failure of the transactions contemplated hereunder or under any other agreement referenced herein (including any agreement in respect of financing obtained in connection with this Agreement) to be consummated, in each case, may be made only against (and are those solely of) the Company, Parent, Merger Sub, Sponsor (solely with respect to the Guaranty and the Debt Commitment Letter), and the Persons that are expressly identified herein as a Party (or a party to any such other agreement referenced herein or contemplated hereunder) including the parties to the Guaranty and the Debt Commitment Letter (for clarity, excluding any Company Related Party or Parent Related Party that does not so qualify as such) and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder). For clarity, nothing in this Section 9.13 shall be deemed to limit in any respect the rights of the Company as a third party beneficiary under the Debt Commitment Letter.

* * * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SINGULAR GENOMICS PARENT, LLC

By:	/s/ Andrew ElBardissi
Name: Andrew ElBardissi
Title:	Authorized Signatory

SATURN MERGER SUB, INC.

By:	/s/ Andrew ElBardissi
Name: Andrew ElBardissi
Title:	Authorized Signatory

SINGULAR GENOMICS SYSTEMS, INC.

By:	/s/ Andrew Spaventa
Name: Andrew Spaventa
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation of the Surviving Corporation

[See attached]

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SINGULAR GENOMICS SYSTEMS, INC.

(a Delaware corporation)

The undersigned, in order to form a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is Singular Genomics Systems, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle. The name of the Company’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of capital stock, all of which shall be common shares and all of which shall have a par value $0.01 per share.

FIFTH: The name and mailing address of the Corporation’s incorporator is:

Name	Mailing Address

Eileen C. Downes	c/o Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661-3693

SIXTH: The Board of Directors of the Corporation is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation (the “Bylaws”).

SEVENTH: The election of directors of the Corporation need not be by written ballot unless otherwise provided in the Bylaws.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the GCL. Any repeal or modification of this Article Ninth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

TENTH: The Corporation shall indemnify each director, officer and employee of the Corporation or any person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in the manner and to the fullest extent provided in Section 145 of the GCL, as the same now exists or may hereafter be amended.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the corporation; (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the by-laws of the Corporation or (d) any action asserting a claim governed by the internal affairs doctrine, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleventh.

IN WITNESS WHEREOF, the undersigned incorporator hereby executes this Certificate of Incorporation and affirms, under the penalties of perjury, that the facts set forth herein are true this ___ day of [•], 2025.

[•], Authorized Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Singular Genomics Systems, Inc.]

Exhibit B

Bylaws of the Surviving Corporation

[See attached]

AMENDED AND RESTATED BYLAWS

OF

SINGULAR GENOMICS SYSTEMS, INC.

ARTICLE I

OFFICES

SECTION 1.1. Registered Offices; Other Offices. The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington and County of New Castle. The Corporation may have such other offices, either within or outside of the State of Delaware, as the business of the Corporation may require from time to time.

ARTICLE II

STOCKHOLDERS

SECTION 2.1. Annual Meeting. An annual meeting of the stockholders shall be held on such date as may be determined by resolution of the Board of Directors; provided, however, that if in any year such date is a legal holiday, such meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders shall elect directors to hold office for the term provided in Section 3.1 of these Bylaws.

SECTION 2.2. Special Meeting. A special meeting of the stockholders may be called by the Board of Directors or by such officers or persons as the Board of Directors may designate.

SECTION 2.3. Place of Stockholder Meetings. The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting. If no such place is designated by the Board of Directors, the place of meeting will be the principal business office of the Corporation.

SECTION 2.4. Notice of Meetings. Unless waived as herein provided, whenever stockholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such written notice shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting or in the event of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of all or substantially all of the Corporation’s property, business or assets not less than twenty (20) days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation.

When a meeting is adjourned to another time or place in accordance with Section 2.5 of these Bylaws, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting in which the adjournment is taken. At the adjourned meeting the Corporation may conduct any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1

SECTION 2.5. Quorum and Adjourned Meetings. Unless otherwise provided by law or the Corporation’s Certificate of Incorporation, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the shares entitled to vote at a meeting of stockholders is present in person or represented by proxy at such meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a meeting may continue to transact business until adjournment, notwithstanding the withdrawal of such number of stockholders as may leave less than a quorum.

SECTION 2.6. Fixing of Record Date.

(a) For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) For the purpose of determining stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is established by the Board of Directors, and which date shall not be more than ten (10) days after the date on which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal office, or an officer or agent of the Corporation having custody of the book in which the proceedings of meetings of stockholders are recorded. Delivery to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders’ consent to corporate action in writing without a meeting shall be the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

2

(c) For the purpose of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect to any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix the record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining the stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 2.7. Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 2.8. Voting. Unless otherwise provided by the Corporation’s Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by each stockholder. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors shall be elected by plurality of the votes of the shares present in person or represented by a proxy at the meeting entitled to vote on the election of directors.

SECTION 2.9. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

SECTION 2.10. Ratification of Acts of Directors and Officers. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares which would have been necessary to approve such transaction, contract or act at a meeting of stockholders, or by the written consent of stockholders in lieu of a meeting.

3

SECTION 2.11. Informal Action of Stockholders. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate with any governmental body if such action had been voted on by stockholders at a meeting thereof, the certificate filed shall state, in lieu of any statement required by law concerning any vote of stockholders, that written consent had been given in accordance with the provisions of Section 228 of the Delaware General Corporation Law, and that written notice has been given as provided in such section.

SECTION 2.12. Organization. Such person as the Board of Directors may designate or, in the absence of such a designation, the President of the Corporation, if there shall be one, or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of such meeting. In the absence of the secretary of the Corporation, the chairman of the meeting shall appoint a person to serve as secretary at the meeting.

ARTICLE III

DIRECTORS

SECTION 3.1. Number and Tenure of Directors. The Board of Directors of the Corporation shall consist of no less than one (1) and no more than eight (8) directors at any time, which number may be determined by the Board of Directors from time to time. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.9 of these Bylaws. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Any director may resign at any time upon written notice to the Corporation.

SECTION 3.2. Election of Directors. Directors shall be elected at the annual meeting of stockholders. In all elections for directors, every stockholder entitled to vote shall have the right to vote the number of shares owned by such stockholder for each director to be elected, unless otherwise provided in the Certificate of Incorporation, as the same may be from time to time amended.

SECTION 3.3. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and in such place as shall from time to time be determined by the Board of Directors.

SECTION 3.4. Annual Meetings. The first meeting of each newly elected Board of Directors shall be held immediately following each annual meeting of the stockholders, and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided that a quorum shall be present. In the event that such meeting is not held immediately following an annual meeting of the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver of notice signed by all of the directors.

4

SECTION 3.5. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board or at least one-half of the number of directors constituting the whole Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

SECTION 3.6. Notice of Special Meetings of the Board of Directors. Notice of any special meeting of the Board of Directors shall be given at least two (2) days previous thereto by written notice to each director. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with first-class postage thereon prepaid. If sent by any other means (including electronic mail, facsimile, courier, or express mail, etc.), such notice shall be deemed to be delivered when actually delivered to the home or business address of the director.

SECTION 3.7. Quorum. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. If less than a majority of the directors are present at a meeting of the Board of Directors, a majority of the directors present may adjourn the meeting from time to time without further notice.

SECTION 3.8. Voting. The vote of the majority of the total number of directors then in office shall be the act of the Board of Directors, unless the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation requires a vote of a greater number.

SECTION 3.9. Vacancies. Vacancies in the Board of Directors shall be filled by an election either at an annual meeting or at a special meeting of the stockholders called for that purpose. As long as there is more than one class of common stock issued and outstanding, any vacancy shall be filled in the manner set forth in the Certificate of Incorporation of the Corporation, as the same may be from time to time amended. Any directors elected by the stockholders to fill a vacancy shall hold office for the balance of the term for which he or she was elected.

SECTION 3.10. Removal of Directors. A director, or the entire Board of Directors, may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

SECTION 3.11. Informal Action of Directors. Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

SECTION 3.12. Participation by Conference Telephone. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or committee thereof, by means of conference telephone or similar communications equipment as long as all persons participating in the meeting can speak with and hear each other, and participation by a director pursuant to this Section 3.12 shall constitute presence in person at such meeting.

5

ARTICLE IV

WAIVER OF NOTICE

SECTION 4.1. Written Waiver of Notice. A written waiver of any required notice, signed by the person entitled to notice, whether before or after the date stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of stockholders, directors or members of a committee of directors need be specified in any written waiver of notice.

SECTION 4.2. Attendance as Waiver of Notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and objects at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE V

COMMITTEES

SECTION 5.1. General Provisions. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member at any meeting of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint any alternate member of such committee to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution so provides, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger, pursuant to Section 253 of the Delaware General Corporation Law.

6

ARTICLE VI

OFFICERS

SECTION 6.1. General Provisions. The Board of Directors may elect a President and a Treasurer of the Corporation, and shall elect a Vice President and Secretary of the Corporation. The Board of Directors may also elect such additional officers as the Board of Directors may deem necessary or appropriate from time to time. Any two or more offices may be held by the same person. The officers elected by the Board of Directors shall have such duties as are hereafter described and such additional duties as the Board of Directors may from time to time prescribe.

SECTION 6.2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders (or action by written consent of stockholders in lieu of an annual meeting of stockholders). If the election of officers is not held at such meeting, such election shall be held as soon thereafter as may be convenient. New offices of the Corporation may be created and filled and vacancies in offices may be filled at any time, at a meeting or by the written consent of the Board of Directors. Unless removed pursuant to Section 6.3 of these Bylaws, each officer shall hold office until his successor has been duly elected and qualified, or until his earlier death or resignation. Election or appointment of an officer or agent shall not of itself create contract rights.

SECTION 6.3. Removal of Officers. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person(s) so removed.

SECTION 6.4. The President. The President, if there shall be one, shall have the active management of the business of the Corporation. In general, the President shall perform all duties incident to the office of president and such other duties as the Board of Directors may from time to time prescribe.

SECTION 6.5. The Chairman of the Board. The Chairman of the Board, if one is chosen, shall be chosen from among the members of the Board of Directors. The Chairman of the Board shall perform such duties as may be assigned to the Chairman of the Board by the Board of Directors.

SECTION 6.6. The Vice President. In the absence of the President, or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Executive Vice President and then the other Vice President or Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

SECTION 6.7. The Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereof in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, under whose supervision he shall be. The Secretary shall have custody of the corporate seal of the Corporation, if any, and the Secretary shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.

7

SECTION 6.8. The Treasurer. The Treasurer, if there shall be one, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President, if there shall be one, and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

SECTION 6.9. Executive Officers. The “Executive Officers” of the Corporation shall be such persons as are designated as such by the Board of Directors and shall include, but not be limited to, a President. Additional Executive Officers may be appointed by the Board of Directors from time to time.

SECTION 6.10. Appointment of Executive Officers. The Executive Officers of the Corporation shall be chosen by the Board, subject to the rights, if any, of an Executive Officer under any contract of employment.

SECTION 6.11. Duties of Officers May be Delegated. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate the powers or duties, or any of such powers or duties, of any officers or officer to any other officer or to any director.

SECTION 6.12. Compensation. The Board of Directors shall have the authority to establish reasonable compensation of all officers for services to the Corporation.

ARTICLE VII

CERTIFICATES FOR SHARES

SECTION 7.1. Certificates of Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board of Directors, or the President, or Vice President, and by the Secretary or Treasurer of the Corporation representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile.

8

SECTION 7.2. Signatures of Former Officer, Transfer Agent or Registrar. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

SECTION 7.3. Transfer of Shares. Transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of certificate for such shares. Prior to due presentment of a certificate for shares for registration of transfer, the Corporation may treat a registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise have and exercise all of the right and powers of an owner of shares. No transfer of stock shall be valid as against the Corporation for any purposes until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

SECTION 7.4. Lost, Destroyed or Stolen Certificates. Whenever a certificate representing shares of the Corporation has been lost, destroyed or stolen, the holder thereof may file in the office of the Corporation an affidavit setting forth, to the best of his knowledge and belief, the time, place, and circumstance of such loss, destruction or theft together with a statement of indemnity sufficient in the opinion of the Board of Directors to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate. Thereupon, the Corporation shall issue to such person or such person’s legal representative a new certificate or a duplicate of the certificate alleged to have been lost, destroyed or stolen. In the exercise of its discretion, the Board of Directors may waive the indemnification requirements provided herein.

ARTICLE VIII

DIVIDENDS

SECTION 8.1. Dividends. The Board of Directors of the Corporation may declare and pay dividends upon the shares of the Corporation’s capital stock in any form determined by the Board of Directors, in the manner and upon the terms and conditions provided by law.

ARTICLE IX

CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 9.1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

9

SECTION 9.2. Loans. No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

SECTION 9.3. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

SECTION 9.4. Deposits. The funds of the Corporation may be deposited or invested in such bank account, in such investments or with such other depositaries as determined by the Board of Directors.

ARTICLE X

AMENDMENTS

SECTION 10.1. Amendments. These Bylaws may be adopted, amended or repealed by the Corporation’s Board of Directors and or stockholders; provided that no amendment made by the stockholders may be amended or repealed by the Corporation’s Board of Directors without stockholder approval.

ARTICLE XI

INDEMNIFICATION AND ADVANCEMENT

SECTION 11.1. Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 11.3, the Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or Executive Officer of the Corporation, or, while a director or Executive Officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

10

SECTION 11.2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 11.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or Executive Officer of the Corporation, or, while a director or Executive Officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper..

SECTION 11.3. Authorization of Indemnification. Any indemnification under this Article XI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or Executive Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 11.1 or Section 11.2, as the case may be. Such determination shall be made, with respect to a person who is a director or Executive Officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and Executive Officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or Executive Officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 11.1 or Section 11.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

SECTION 11.4. Good Faith Defined. For purposes of any determination under Section 11.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 11.4 shall mean any

11

other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 11.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 11.1 or 11.2, as the case may be.

SECTION 11.5. Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 11.3, and notwithstanding the absence of any determination thereunder, if a claim under Sections 11.1 or 11.2 of this Article XI is not paid in full by the Corporation within (i) ninety (90) days after a written claim for indemnification has been received by the Corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 11.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

SECTION 11.6. Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or Executive Officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or Executive Officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article XI.

SECTION 11.7. Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 11.11, indemnification of the persons specified in Sections 11.1 and 11.2 shall be made to the fullest extent permitted by law. The provisions of this Article XI shall not be deemed to preclude the indemnification of any person who is not specified in Section 11.1 or 11.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the Delaware General Corporation Law, or otherwise.

12

SECTION 11.8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, Executive Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, Executive Officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article XI.

SECTION 11.9. Certain Definitions. For purposes of this Article XI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article XI, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article XI. Any reference to an officer of the Corporation in this Article XI shall be deemed to refer exclusively to the Executive Officers and any other officer appointed as such pursuant to and in accordance with Article VI of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article XI.

SECTION 11.10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or Executive Officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

13

SECTION 11.11. Limitation on Indemnification. Notwithstanding anything contained in this Article XI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 11.5), the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with an action, suit or proceeding (or part thereof):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any action, suit or proceeding (or part thereof) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the action, suit or proceeding (or relevant part thereof) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 11.5 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

SECTION 11.12. Contract Rights. The obligations of the Corporation under this Article XI to indemnify, and advance expenses to, a person who is or was a director or Executive Officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article XI shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

14

Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among Singular Genomics Systems, Inc., a Delaware corporation (the “Company”), and [•], a [•] (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Singular Genomics Parent, LLC, a Delaware limited liability company (“Parent”), and Saturn Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent, subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock set forth opposite the Stockholder’s name on Exhibit A (together with any shares of Company Common Stock subsequently acquired by the Stockholder, the “Owned Shares”);

WHEREAS, it is anticipated that, at the Effective Time, the Owned Shares shall be canceled under the Merger Agreement and shall be treated in the manner set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholder and the Company hereby agree as follows:

1. Agreement to Vote. From and after the date hereof until the termination of this Agreement in accordance with Section 2, at any meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, in each case, upon which a vote, consent or other approval (including a written consent) with respect to the Merger Agreement or the Transactions, including the Merger, is sought, the Stockholder agrees to, and agrees to cause its Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of its and their respective Owned Shares as follows: (a) in favor of (“for”) (i) the Merger and the adoption of the Merger Agreement, (ii) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and (iii) the adjournment of any meeting of the Company’s stockholders in accordance with Section 6.2 of the Merger Agreement and (b) against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled (clauses (a) and (b) collectively, the “Supported Matters”). The Stockholder shall cause all of its Owned Shares to be counted as present thereat (including by proxy) for purposes of establishing a quorum at each meeting of the Company’s stockholders at which the matters described in this Section 1 are to be considered (including every adjournment or postponement thereof). For the avoidance of doubt, other than with respect to the Supported Matters, no Stockholder has any obligation to vote its Owned Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), the Stockholder shall be entitled to vote its Owned Shares in its sole discretion. Notwithstanding anything to the contrary in this Agreement, if at any time on or after the date hereof and prior to the termination of this Agreement in accordance with Section 2, a

Governmental Authority enters an Order restraining, enjoining or otherwise prohibiting the Stockholder from taking any action pursuant to this Section 1, then the obligations of the Stockholder set forth in this Section 1 to take such action shall be of no force and effect for so long as such Order is in effect solely to the extent such Order restrains, enjoins or otherwise prohibits the Stockholder from taking any such action.

2. Termination. This Agreement shall terminate without further action upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, and (c) the mutual written agreement of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”), and the representations, warranties and covenants contained herein shall not survive such termination; provided that the provisions set forth in this Section 2, Section 6, and Sections 11 through 23 shall survive the termination of this Agreement; and provided further that, subject to the provisions of Section 8.2(a) of the Merger Agreement, the termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s Willful and Material Breach prior to the date of termination.

3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a) Authority. The Stockholder is either (i) and natural person or (ii) a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Stockholder has the requisite power and authority and has taken all corporate action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of the Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by the Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Limitations.

(b) No Conflicts; Consents.

(i) The execution and delivery of, compliance with and performance by the Stockholder of this Agreement do not and will not (A) conflict with or violate any provision of the certificate of formation or operating agreement or similar organizational documents of the Stockholder, (B) conflict with or violate any Laws applicable to the Stockholder, or (C) result in a breach of or constitute a default (or an event that, with notice of lapse of time or both, would become a default or a breach) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Stockholder, except in the case of clauses (B) and (C) above for any such breach, default, termination, amendment, acceleration, or cancellation that would not restrict, prohibit, impede or materially delay the performance by the Stockholder of its obligations under this Agreement.

(ii) No authorization, consent, Order, license, Permit or approval of, or registration, declaration notice or filing with, any Governmental Authority or any other Person, is necessary in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit, impede or materially delay the consummation of the Merger or the performance by the Stockholder of its obligations under this Agreement.

2

(c) Ownership of Shares. (i) The Stockholder has (except as otherwise permitted by this Agreement) sole voting power and sole (or shared with its Affiliates) dispositive power with respect to the Stockholder’s Owned Shares, free and clear of any Lien, except pursuant to applicable federal securities Laws and (ii) none of the Stockholder’s Owned Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Owned Shares.

(d) Total Shares. Except for the Stockholder’s Owned Shares set forth on Exhibit A, as of the date hereof, the Stockholder does not own, of record or beneficially, any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible or exchangeable into or exercisable for any shares of such capital stock or voting securities of the Company or (iii) other rights to acquire from the Company any capital stock, voting securities or securities convertible or exchangeable into or exercisable for capital stock or voting securities of the Company.

(e) Reliance by the Company. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(f) No Litigation. There is no Action pending, or to the knowledge of the Stockholder, (i) no inquiry or investigation pending against the Stockholder or Action threatened against any other Person, or (ii) threatened against the Stockholder or any other Person, in each case, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Stockholder of its obligations under this Agreement.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

(a) Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority and has taken all corporate or other similar action necessary (including approval by the Company Board (acting on the recommendation of the Special Committee)) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and no other action by the Company or vote of holders of any class of the capital stock of the Company is necessary to authorize the execution and delivery of, compliance with and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

(b) No Conflicts; Consents.

(i) The execution, delivery and performance by the Company of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other Transactions, (A) conflict with or violate any provision of the articles of organization or bylaws or similar organizational documents of the Company, (B) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (C) result in a breach of or constitute a default (or an event that, with notice of lapse of time or both, would become a default or a breach) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Stockholder, except in the case of clauses (B) and (C) above for any such breach, default, termination, amendment, acceleration, or cancellation that, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Company Material Adverse Effect.

3

(ii) Other than in connection with or in compliance with (A) the filing of the Certificate of Merger with the Delaware Secretary, (B) the filing with the SEC of the Proxy Statement, and (C) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not have a Company Material Adverse Effect or restrict, prohibit, impede or materially delay the performance by the Company of its obligations under this Agreement, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority is necessary in connection with the execution and delivery by the Company of this Agreement or the performance by the Company of its obligations hereunder.

5. Stockholder Capacity. This Agreement is being entered into by the Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of the Stockholder or any Affiliate of the Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of this Agreement.

6. Waiver of Appraisal Rights. The Stockholder hereby irrevocably waives, to the fullest extent of the Law, and agrees not to assert any appraisal rights under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B with respect to all of the Stockholder’s Owned Shares with respect to the Merger and the transactions contemplated by the Merger Agreement.

7. No Proxies for or Liens on Shares.

(a) Except as permitted by the terms of this Agreement, the Stockholder shall not, directly or indirectly, without the prior written consent of the Company (upon the prior written approval of the Special Committee), (i) grant any proxies, powers of attorney, or other such authorization, or enter into any voting trust or other agreement or arrangement with respect to the voting of any Owned Shares, (ii) offer for sale, sell (constructively or otherwise), pledge, transfer, assign, gift, tender in any tender or exchange offer, grant, encumber, hypothecate or similarly dispose of (by testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any Owned Shares, or any interest therein, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case, involving any Owned Shares, (iii) knowingly take any action that would have the effect of preventing or delaying the Stockholder from performing any of its obligations under this Agreement, or (iv) agree or commit (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii).

(b) Notwithstanding anything to the contrary in this Agreement, the Stockholder may effect a Transfer of any Owned Shares to a Permitted Transferee of the Stockholder; provided, that in the event such Transfer occurs prior to the receipt of the Requisite Company Vote, the Stockholder, prior to and as a condition to the effectiveness of such Transfer, causes each such Permitted Transferee to execute a counterpart signature page to this Agreement and deliver the same to the Company, pursuant to which such Permitted Transferee agrees to be a “Stockholder” pursuant to, and to be legally bound by, this Agreement with respect to the Owned Shares that are the subject of such Transfer. “Permitted Transferee” means, with respect to the Stockholder, (i) Parent and its Affiliates, (ii) an Affiliate of the Stockholder or (iii) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Stockholder, or one or more of its Affiliates. Transfers of Owned Shares to Permitted Transferees made pursuant to this Section 7(b) shall not be a breach of this Agreement.

(c) Any Transfer of Owned Shares not effected in accordance with the terms and conditions of this Section 7 shall be null and void ab initio.

4

8. Proxy Statement. The Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or the Transactions contemplated thereby the Stockholder’s identity and beneficial ownership of the Owned Shares and the nature of the Stockholder’s commitments under this Agreement to the extent required by applicable Law.

9. Acquisition of Additional Shares. During the term of this Agreement, the Stockholder shall notify the Company promptly in writing of the direct or indirect actual acquisition of additional shares of Company Common Stock by the Stockholder or its Affiliates after the date hereof (other than pursuant to a stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction), all of which shall be considered Owned Shares and be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof; provided, that in the event of a stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, the term “Owned Shares” shall be automatically deemed to refer to and include such shares of Company Common Stock acquired by the Stockholder as a result thereof.

10. Further Assurances. The Stockholder and the Company shall use its reasonable best efforts to effect the Transactions, subject to the terms and conditions set forth in this Agreement and the other agreements contemplated hereby and thereby. The Stockholder and the Company, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.

11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), sent by electronic mail during a Business Day, on or prior to 5:00 p.m. Eastern Time (or the next Business Day if sent after 5:00 p.m. Eastern Time on such Business Day or on any non-Business Day, in either case so long as no mail undeliverable or other rejection notice has been received), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt of proof of delivery) to the respective parties at the following addresses:

if to the Company, to the address set forth in the Merger Agreement; and

if to the Stockholder, to the address set forth on the Stockholder’s signature page hereto.

12. Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. The word “or” shall not be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties,

5

and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form.

13. Entire Agreement. This Agreement (together with the exhibits, schedules and annexes hereto), the Merger Agreement and the other transaction documents contemplated hereby, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

14. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however that this Agreement is intended to be for the benefit of Parent and Merger Sub and may be enforced by Parent or Merger Sub.

15. Governing Law; Waiver of Jury Trial. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily and (iv) each such party has been induces to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.

6

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that the Stockholder may Transfer any or all of the Owned Shares in accordance with Section 7(b) hereof. Subject to the preceding sentence, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

17. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Company nor the Stockholder would have entered into this Agreement.

18. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed and delivered (including by DocuSign or other form of electronic transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. No party shall raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through electronic transmission as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

20. Amendment. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

21. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

22. Special Committee Approval. For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed in writing by the Special Committee or its designees. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

7

23. Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank]

8

IN WITNESS WHEREOF, the undersigned have caused this Voting and Support Agreement to be executed and delivered as of the date first written above.

STOCKHOLDER

By:
Name:
Title:

Email Address and Address for notice purposes:

SINGULAR GENOMICS SYSTEMS, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

EXHIBIT A

Record or Beneficial Owner	No. of Shares Owned
[•]	[•]

EXHIBIT B

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so, ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Exhibit 10.2

LIMITED GUARANTEE

This Limited Guarantee, dated as of December 22, 2024 (this “Limited Guarantee”), is made by Deerfield Private Design Fund IV, L.P., a Delaware limited partnership, the “Guarantor”), in favor of Singular Genomics Systems, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Singular Genomics Parent, LLC, a Delaware limited liability company (“Parent”), Saturn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Company, subject to the terms and conditions hereof, 100% of Parent’s obligation to pay the obligations of Parent pursuant to, and in accordance with, Section 8.2(a) of the Merger Agreement (the “Guaranteed Obligation”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed the Damages Cap, and the Company hereby agrees that (a) this Limited Guarantee shall in no event be enforced against the Guarantor for any amount in excess of the Damages Cap, (b) this Limited Guarantee shall be available to be enforced only in circumstances where indemnification or reimbursement obligations are owed under Section 8.2(a) of the Merger Agreement and unpaid by Parent, (c) neither the Guarantor, Parent or any of their respective Affiliates shall have any obligation or liability to any Person (including to any of the Company’s equity holders or Affiliates) relating to, arising out of, or in connection with this Limited Guarantee, the Merger Agreement or the Debt Commitment Letter, dated as of the date hereof, between the Guarantor and Parent, pursuant to which the Guarantor has agreed to make a loan to Parent (the “Debt Commitment Letter”) other than as expressly set forth herein or in the Debt Commitment Letter and (d) as of the date hereof, Parent has no assets, other than its rights under the Merger Agreement and the agreements contemplated thereby to which it is a party (including the Debt Commitment Letter), and no funds will be contributed to Parent unless the Closing occurs. All such payments hereunder shall be in lawful money of the United States, in immediately available funds.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions.

(b) Except as otherwise provided herein, the liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable laws, be absolute and unconditional, irrespective of:

(i) any change in the entity, structure, or ownership of Parent or the Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or its assets of the Guarantor or any of their respective assets or any other Person now or hereafter liable for the Guaranteed Obligation;

(ii) any amendment or modification of the Merger Agreement in accordance with its terms, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(iv) the addition or substitution of any Person hereafter liable for the Guaranteed Obligation;

(v) the delay or failure of the Company to assert any claim or demand or enforce any right or remedy against Parent or the Guarantor or any other Person now or hereafter liable for any Guaranteed Obligation except as expressly set forth herein or in the Merger Agreement;

(vi) the adequacy of any other means the Company may have of obtaining repayment of the Guaranteed Obligation;

(vii) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against the Guarantor; or

(viii) any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligation in accordance with its terms);

other than in each case with respect to breach by the Company of this Limited Guarantee, including the limitations set forth in Section 3 below), and, notwithstanding any other provision of this Limited Guarantee to the contrary, (x) the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement and (y) any failure by the Company to comply with the terms of the Merger Agreement, including any breach by the Company of any representation, warranty or covenant contained therein or in any of the agreements, certificates or other documents required to be delivered by the Company in connection with or pursuant to the terms of the Merger Agreement that would relieve Parent of its obligations under the Merger Agreement shall likewise automatically and without any further action on the part of any Person relieve the Guarantor of its obligations under this Limited Guarantee.

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. When pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, shall not relieve the Guarantor of any liability hereunder.

(d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligation hereunder. In the event that any payment to the Company in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not terminated in accordance with its terms.

2

(e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(f) Each and every right, remedy and power hereby granted to the Company or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

3. Sole Remedy; No Recourse. The Company acknowledges and agrees that, as of the date hereof, Parent has no assets, other than its rights under the Merger Agreement and the agreements contemplated thereby (including the Debt Commitment Letter). Except as specifically contemplated by this Limited Guarantee or the Debt Commitment Letter, the Company acknowledges and agrees that no funds are expected to be contributed to Parent unless the Closing occurs, and that, except for rights against Parent expressly provided in the Debt Commitment Letter and the Merger Agreement, and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent by the Guarantor, Parent, any of their respective Affiliates or any other Person. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Company covenants, acknowledges and agrees that neither it nor any other Person (including the Company’s equity holders and Affiliates) has any right of recovery against, and no personal liability shall attach to, the Guarantor, any Affiliate of the Guarantor, any former, current or future director, officer, employee, agent of the Guarantor or its Affiliates, any former, current or future holder of any equity interests of the Guarantor (whether such holder is a limited or general partner, member, manager, stockholder, investment adviser, or otherwise), any former, current or future assignee of the Guarantor, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, investment adviser, controlling person, representative or assignee of any of the foregoing (each such Person, other than the Guarantor, a “Related Person”), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantor or any Related Person, except pursuant to any Permitted Claim (as defined below). Recourse against the Guarantor under this Limited Guarantee and the Company’s third party beneficiary rights under the Debt Commitment Letter shall be the sole and exclusive remedy of (i) the Company and (ii) all of the Company’s equity holders and Affiliates in each case against the Guarantor or any Related Person (other than Parent and Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby, including by piercing the corporate, limited liability company or limited partnership veil or by a claim by or on behalf of Parent. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby (or the failure of such to be consummated), against the Guarantor or any Related Person, except for (A) claims of the Company against the Guarantor under and in accordance with this Limited Guarantee, (B) claims of the Company against Parent or Merger Sub under and in accordance with the Merger Agreement, (C) the exercise of the Company’s third party beneficiary rights under and in accordance with the Debt Commitment Letter, and (D) claims in respect of the Confidentiality Agreement solely with respect to the parties thereto and the Company hereby, on behalf of itself and its Affiliates, waives any and all claims arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Debt Commitment Letter or, in each case, the transactions contemplated hereby or thereby against the Guarantor or any Related Person and releases such Persons from such claims, in each case, except for claims described in clauses (A), (B), (C) and (D) of this sentence (each, a “Permitted Claim”). Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) other than the Company any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein. Notwithstanding the foregoing, in the event the Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving

3

entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Damages Cap (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, (I) this Agreement shall be assumed by such continuing or surviving entity or such Person (in either case, a “Successor Entity”) and (II) the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against the Guarantor’s Successor Entity, as the case may be. As used herein, unless otherwise specified, the term “Guarantor” includes the Guarantor’s Successor Entity.

4. Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 14 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Related Person (including the provisions of Sections 3, 4, 5, 7 and 14) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any Related Persons. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

5. Entire Agreement. This Limited Guarantee, the Merger Agreement, the Debt Commitment Letter and any other document contemplated hereby and thereby constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent and/or the Guarantor or any of their respective Affiliates, and the Company or any of its Affiliates, and this Limited Guarantee is not intended to and shall not confer upon any Person (including the Company’s equity holders and Affiliates) other than the parties hereto and any Related Person any rights or remedies expressly provided herein.

6. Amendments and Waivers. Any provision of this Limited Guarantee may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Guarantor and the Company or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7. No Third-Party Beneficiaries. Except for the provisions of this Limited Guarantee which reference the Related Persons (each of which shall be for the benefit of and enforceable by such Related Persons), the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Guaranteed Obligation or any provision of this Limited Guarantee; provided that the Related Persons shall be express third-party beneficiaries hereof.

8. Counterparts. This Limited Guarantee may be executed in counterparts (including by DocuSign or other electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

4

9. No Assignment. The Guarantor may assign all or a portion of its obligations under this Limited Guarantee to any of its Affiliates without the prior consent of the Company; provided that the Guarantor shall remain liable for the Guaranteed Obligation, notwithstanding any such permitted assignment. Other than any assignment in accordance with the immediately preceding sentence, this Limited Guarantee may not be assigned by the Guarantor in any manner without the Company’s prior written consent, and any attempted assignment in violation of this provision shall be null and void. This Limited Guarantee may not be assigned by the Company in any manner without the Guarantor’s prior written consent, and any attempted assignment in violation of this provision shall be null and void.

10. Governing Law. This Limited Guarantee, and any claim, controversy or dispute arising under or related in any way to this Limited Guarantee, the relationship of the parties hereto, the transactions leading to this Limited Guarantee or contemplated hereby or the interpretation or enforcement of the respective rights and duties of the parties hereto or related in any way to the foregoing shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to any principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction), to the extent such principles or rules would permit or require the application of the laws of another jurisdiction.

11. Jurisdiction; Service of Process.

(a) Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO AGREES THAT LIABILITY OF THE GUARANTOR ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE DETERMINED SOLELY BY A FINAL AND UNAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING (OR A SETTLEMENT TANTAMOUNT THERETO) AND ANY SUCH FINAL AND UNAPPEALABLE JUDGMENT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

(b) Service of Process. Each party hereto hereby (i) consents to service of process in any action between the parties hereto arising in whole or in part under or in connection with this Limited Guarantee in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 18, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

12. WAIVER OF JURY TRIAL. EACH PARTY TO THIS LIMITED GUARANTEE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS LIMITED GUARANTEE OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS

5

RELATED HERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS LIMITED GUARANTEE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. Each party hereto acknowledges that it and the other parties hereto have been induced to enter into this letter agreement by, among other things, the mutual waivers in this Section 12.

13. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Company solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that the Company and the Guarantor may disclose the existence of this Limited Guarantee (a) to the extent required by applicable law, rule or regulation, legal process or applicable rules of any national securities exchange (including in the Proxy Statement); (b) in connection with any litigation relating to the Merger Agreement, this Limited Guarantee, or the transactions contemplated thereby or hereby; or (c) to each party’s respective Affiliates (and such Affiliates’), officers, directors, employees, members, equity holders, partners, advisors, representatives, agents, investors, potential investors, financing sources, and potential financing sources.

14. Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Closing, (b) the payment in full of the Guaranteed Obligation, (c) the date that is six (6) months from the date of termination of the Merger Agreement under circumstances in which any portion of the Guaranteed Obligation is payable (unless the Company has made a claim under this Limited Guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally settled or otherwise resolved either in a final judicial determination or by agreement of the Company and the Guarantor (or its permitted assignee) and the Guaranteed Obligation finally determined or agreed to be owed by the Guarantor is satisfied in full), and (d) the termination of the Merger Agreement under circumstances in which no portion of the Guaranteed Obligation is payable. In the event that the Company or any of its equity holders or Affiliates asserts in any litigation or other proceeding or makes any claim relating to this Limited Guarantee or the Merger Agreement (i) that the provisions hereof (including Section 1 hereof limiting the Guarantor’s aggregate liability to the Damages Cap or Section 3 hereof relating to the sole and exclusive remedies of the Company and its equity holders and Affiliates against the Guarantor or any Related Person) are illegal, invalid or unenforceable, in whole or in part, (ii) any theory of liability against the Guarantor or any Related Person with respect to the transactions contemplated by this Limited Guarantee, the Debt Commitment Letter or the Merger Agreement other than any Permitted Claim, or (iii) in respect of a Permitted Claim in any jurisdiction other than the State of Delaware or any other venue permitted under the Merger Agreement with respect to a claim thereunder, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, the Guarantor shall be entitled to recover such payments from the Company and (z) none of Parent, the Guarantor nor any other Related Person shall have any liability to the Company or any of its equity holders or Affiliates with respect to the Merger Agreement, the Debt Commitment Letter or the transactions contemplated by the Merger Agreement or the Debt Commitment Letter.

15. Relationship/Liability. Each party hereto acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto, and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guarantee are solely contractual in nature. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guarantor shall not be liable for any amount hereunder in excess of the Damages Cap or such lesser amount as may be required to be paid by the Guarantor.

6

16. Severability. Any term or provision of this Limited Guarantee which is invalid or unenforceable in any situation in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Limited Guarantee in any jurisdiction and, if any provision of this Limited Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, however, that this Limited Guarantee may not be enforced against the Guarantor (or any of its assignees) without giving effect to the limitation that the maximum amount payable hereunder by the Guarantor shall not exceed the Damages Cap and to the provisions of Section 3 hereof. No party hereto shall assert, and each party shall cause its respective equity holders, Affiliates, and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

17. Representations and Warranties. Each of the Guarantor and the Company hereby represents and warrants to the other party as of the date hereof that: (a) it is an entity duly organized, validly existing and in good standing under its jurisdiction of formation; (b) it has all necessary power and authority to execute, deliver and perform this Limited Guarantee, and the execution, delivery and performance of this Limited Guarantee by it has been duly and validly authorized and approved by all necessary action and does not contravene any provision of such party’s organizational documents, or any agreement to which such party is a party or is otherwise bound, or any law, regulation, rule, decree, order or judgment binding on such party or its assets; and (c) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)). The Guarantor hereby represents and warrants to the Company that (x) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee; and (y) for so long as this Limited Guarantee shall remain in effect in accordance with its terms, the Guarantor shall have the cash on hand and/or access to capital commitments required to fund the sum of both (i) the Guaranteed Obligation and (ii) all of the Guarantor’s other unfunded contractually binding commitments and capital calls that are currently outstanding.

18. Headings. Headings in this letter agreement are for convenience only and shall be given no substantive or interpretive effect whatsoever.

19. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), by electronic mail during a Business Day, on or prior to 5:00 p.m. Eastern Time (or the next Business Day if sent after 5:00 p.m. Eastern Time on such Business Day or on any non-Business Day, in either case so long as no mail undeliverable or other rejection notice has been received), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt of proof of delivery) to the respective parties at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 19:

if to the Guarantor:

Deerfield Private Design Fund IV, L.P.

345 Park Avenue South

New York, NY 10010

Attention: Andrew ElBardissi, M.D.; Lawrence Atinsky; Bryan Sendrowski

7

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Attention: Mark D. Wood; Joshua A. Feiger

If to the Company, as provided in Section 9.2 of the Merger Agreement.

[Remainder of page intentionally left blank]

8

IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

SINGULAR GENOMICS SYSTEMS, INC.

By:	/s/ Andrew Spaventa
Name: Andrew Spaventa
Title: Chief Executive Officer

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P.
Its:	General Partner

By:	J.E. Flynn Capital IV, LLC
Its:	General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

[Signature Page to Limited Guarantee]

Exhibit 99.1

Singular Genomics Enters into Agreement to be Acquired by Deerfield for $20.00 in Cash per Share

San Diego, CA. – December 23, 2024 - Singular Genomics Systems, Inc. (Nasdaq: OMIC) (“Singular Genomics” or the “Company”), a company leveraging novel next-generation sequencing (NGS) and spatial multiomics technologies to empower researchers and clinicians, today announced that it has entered into a definitive merger agreement whereby an affiliate of Deerfield Management Company, L.P. will acquire Singular Genomics in an all-cash transaction for $20.00 per share.

The $20.00 per share represents 254% premium to the last closing share price for Singular’s common stock prior to the September 12, 2024 public disclosure of Deerfield’s initial acquisition proposal.

The Singular Genomics Board of Directors formed a special committee composed entirely of independent and disinterested directors (the “Special Committee”) to evaluate the Company’s strategic alternatives. The Special Committee led negotiations with the assistance of independent financial and legal advisors. Following the Special Committee’s unanimous recommendation that the Singular Genomics Board of Directors approve the merger agreement, the Singular Genomics Board of Directors approved the merger agreement with newly-formed entities affiliated with Deerfield and recommended that Singular Genomics stockholders adopt and approve the merger agreement and the transaction. Following approval by the Singular Genomics Board, the merger agreement was signed. The transaction is subject to a number of customary conditions, including a vote of the holders of Singular Genomics’ common stock to approve the transaction.

Upon completion of the transaction, Singular Genomics will become a private company, which the Singular Board of Directors believes will provide Singular Genomics with greater flexibility to continue advancing its business strategy.

“Singular Genomics has developed a state-of-the-art multi-omic spatial biology platform that empowers customers with innovative tools to unlock biological insights and drive breakthroughs in research and medicine,” said Andrew ElBardissi, M.D., Partner at Deerfield. “We are proud to support Singular Genomics as they embark on this exciting new chapter, advancing science and serving their customers with excellence.”

The transaction is expected to close in the first half of 2025, subject to the satisfaction of customary closing conditions, including the stockholder approval described above. The transaction is not subject to a financing condition.

Advisors

TD Securities and Houlihan Lokey are serving as financial advisors to the Special Committee of the Singular Genomics Board of Directors, Gunderson Dettmer, LLP is serving as legal advisor to Singular Genomics, and Richards, Layton & Finger, P.A. is serving as counsel to the Special Committee of the Singular Genomics Board of Directors. Katten Muchin Rosenman LLP is serving as legal advisor to Deerfield.

About Singular

Singular Genomics is a life science technology company that develops next-generation sequencing and multiomics technologies. The commercially available G4® Sequencing Platform is a powerful, highly versatile benchtop genomic sequencer designed to produce fast and accurate results. In addition, the company is currently developing the G4X™ Spatial Sequencer, which will leverage its proprietary sequencing technology, applying it as an in situ readout for transcriptomics, proteomics and fluorescent H&E in tissue, with spatial context and on the same platform as the G4. Singular Genomics’ mission is to empower researchers and clinicians to advance science and medicine. Visit www.singulargenomics.com for more information.

About Deerfield

Deerfield is an investment management firm committed to advancing healthcare through investment, information and philanthropy. The firm works across the healthcare ecosystem to connect people, capital, ideas and technology in bold, collaborative and inclusive ways. For more information, visit www.deerfield.com.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction involving Singular Genomics Systems, Inc. (“Singular Genomics”) and affiliates of Deerfield. In connection with the proposed transaction, Singular Genomics intends to file with the Securities and Exchange Commission (the “SEC”) and furnish to stockholders a proxy statement. This communication is not a substitute for the proxy statement or any other document that Singular Genomics may file with the SEC or send to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF SINGULAR GENOMICS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT SINGULAR GENOMICS AND THE PROPOSED TRANSACTION. The materials to be filed by Singular Genomics will be made available to Singular Genomics’ investors and stockholders at no expense to them and copies may be obtained free of charge on Singular Genomics’ website at www.singular genomics.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov.

Singular Genomics and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of Singular Genomics stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of Singular Genomics’ executive officers and directors in the solicitation by reading Singular Genomics’ proxy statement for its 2024 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of Singular Genomics’ participants in the solicitation, which may, in some cases, be different than those of the Singular Genomics stockholders generally, will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 18, 2024. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Forward-Looking Statements

All statements and assumptions in this communication that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of Singular Genomics’ business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of Singular Genomics’ control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) the ability to obtain the requisite approval from stockholders of Singular Genomics; (ii) uncertainties as to the timing of the proposed transaction; (iii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iv) the possibility that competing offers or acquisition proposals for Singular Genomics will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require Singular Genomics to pay a termination fee or other expenses; (vii) the effect of the pendency of the proposed transaction on Singular Genomics’ ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from Singular Genomics’ ongoing business operations or the loss of one or more members of the management team; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (x) failure to comply with numerous laws, regulations and rules, including regarding employment, anti-bribery, foreign investment, tax, privacy, and data protection laws and regulations; (xi) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (xii) failure of third parties to deliver on commitments under contracts with Singular Genomics; (xiii) misconduct or other improper activities from Singular’s employees or subcontractors; (xiv) failure of Singular Genomics’ internal control over financial reporting to detect fraud or other issues; (xv) failure or disruptions to Singular Genomics’ systems, due to cyber-attack, service interruptions or other security threats; and (xvi) other factors as set forth from time to time in Singular Genomics’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. Singular Genomics does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events except as required by law.

Contacts:

Investor Contact

Philip Trip Taylor

Gilmartin Group

ir@singulargenomics.com

Media Contact

Matt Browning

pr@singulargenomics.com